Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

ENDURANCE SPECIALTY HOLDINGS LTD.,

SOMPO HOLDINGS, INC.

and

VOLCANO INTERNATIONAL LIMITED

Dated as of October 5, 2016

TABLE OF CONTENTS

i

ii

Exhibit A	Statutory Merger Agreement

Schedule 6.01(b)	Required Regulatory Approvals

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 5, 2016, among Endurance Specialty Holdings Ltd., a Bermuda exempted company (the “Company”), Sompo Holdings, Inc., a kabushiki kaisha organized under the laws of Japan (“Parent”), and Volcano International Limited, a Bermuda exempted company and an indirect, wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS the Board of Directors of each of Parent and Merger Sub (i) have approved and adopted the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), (ii) have determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of and fair to Parent or Merger Sub, as applicable, and their respective shareholders, and (iii) have declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger;

WHEREAS the Board of Directors of the Company (i) has determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) has determined that the Merger, on the terms and subject to the conditions set forth herein, is in the best interests of the Company and (iii) has resolved, subject to Section 5.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Company’s shareholders;

 WHEREAS a duly authorized committee of the Board of Directors of the Company (the “Transaction Committee”) has approved this Agreement and the Statutory Merger Agreement;

WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, certain shareholders of the Company named therein have entered into an agreement with Parent (the “Voting Agreement”), pursuant to which such Persons have agreed to vote all of their respective Company Shares in favor of, and to otherwise support, the Merger and the other Transactions and to vote against certain Takeover Proposals;

WHEREAS concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, the Company or one of its Subsidiaries and Merger Sub are entering into employment agreements with certain key employees of the Company, which agreements shall become effective at the Effective Time and shall be null and void if this Agreement is terminated; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01  Merger.  On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).

SECTION 1.02  Merger Effective Time.  On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application.  The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar or such other date as the Certificate of Merger shall provide.  The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective date of the Merger be the Closing Date (the “Effective Time”).

SECTION 1.03  Effects of Merger.  From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act.

SECTION 1.04  Memorandum of Association and Bye-Laws of the Surviving Company.  At the Effective Time, the memorandum of association and bye-laws of the Surviving Company shall be in the form of the memorandum of association and bye-laws of Merger Sub immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable Law (in each case, subject to Section 5.08 hereof).

SECTION 1.05  Board of Directors and Officers of Surviving Company.  The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.06  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Conyers Dill & Pearman Limited, Clarendon House, 2 Church Street, Hamilton, Bermuda at 10:00 a.m., Bermuda time, on a date to be specified by the Company and Parent, which date shall be as soon as reasonably practicable (but in any event no later than the fifth business day) following the satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01  Conversion of Share Capital.  At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any ordinary shares, par value $1.00 per share, of the Company (“Company Shares”) or any ordinary shares, par value $1.00 per share, of Merger Sub (“Merger Sub Shares”):

(a)           Share Capital of Merger Sub.  Each Merger Sub Share that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into and become one (1) duly authorized, validly issued, fully paid and nonassessable ordinary share, par value $1.00 per share, of the Surviving Company (the “Surviving Company Shares”).

(b)           Cancelation of Treasury Shares; Treatment of Shares Held by Company Subsidiaries.  All Company Shares that are owned by the Company as treasury shares shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled automatically and shall cease to exist and no consideration shall be delivered in exchange therefor.  Each Company Share, if any, owned by any direct or indirect wholly owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall instead convert into one (1) Surviving Company Share.

(c)           Conversion of Company Shares.  Subject to Section 2.01(b) and Section 2.04, each Company Share that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive $93.00 in cash, without interest (the “Merger Consideration”).  Subject to Section 2.04, as of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously evidencing any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book-entry (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 2.02(b).

(d)           Company Preferred Shares.  Subject to Section 2.04, each 6.35% non-cumulative preferred share, Series C of the Company (“Company Preferred Share”) that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preferred share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations (“Certificate of Designations”) applicable to the Company Preferred Shares, which Certificate of Designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Bermuda Companies Act.

SECTION 2.02  Exchange Fund.  (a)  At or prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment and delivery of the aggregate Merger Consideration in accordance with this Article II and, in connection therewith, shall at or prior to the Closing Date enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.  At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with this Article II (such cash being hereinafter referred to as the “Exchange Fund”).  Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion.  Any and all interest earned on the funds in the Exchange Fund shall be paid by the Paying Agent to Parent.  No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Company Shares to receive the Merger Consideration such holder is entitled to receive pursuant to this Article II.

(b)           Letter of Transmittal; Exchange of Certificates.  As soon as practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of a Certificate or Book-Entry Share a form of letter of transmittal (which shall be in such form and have such other customary provisions as the Surviving Company may specify, subject to the Company’s reasonable approval (to be sought prior to the Effective Time)), together with instructions thereto, setting forth, inter alia, the procedures by which holders of Certificates or Book-Entry Shares may receive the Merger Consideration.  Notwithstanding anything in this Agreement to the contrary, holders of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Paying Agent, be required to deliver an executed letter of transmittal to the Paying Agent in order to receive the Merger Consideration such holder is entitled to pursuant to this Article II.  Upon the completion of such applicable procedures by a holder and the surrender of such holder’s Certificates or Book-Entry Shares, the Paying Agent shall deliver to such holder the Merger Consideration such holder is entitled to receive pursuant to this Article II, and such surrendered Certificates or Book-Entry Shares shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment (1) shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder or (2) shall have established to the reasonable satisfaction of the Surviving Company that such Tax either has been paid or is not applicable.  Until satisfaction of the applicable procedures contemplated by this Section 2.02 and subject to Section 2.04, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.  No interest shall be paid or shall accrue on the Merger Consideration payable pursuant to this Article II.

(c)           Share Register; No Further Ownership Rights in Company Shares.  The Merger Consideration paid in respect of each Company Share upon surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to (i) Section 2.04 and (ii) the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.  At the Effective Time, the share register of the Company shall be closed and thereafter there shall be no further registration of transfers on the share register of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)           Lost, Stolen or Destroyed Certificates.  If any Certificate (other than Certificates representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration and any dividends or other distributions to be paid in respect of the Company Shares formerly represented by such Certificate as contemplated by this Article II.

(e)           Termination of Exchange Fund.  At any time following the first anniversary of the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been made available to the Paying Agent and which has not been disbursed to former holders of Company Shares, and thereafter such former holders shall be entitled to look only to Parent and the Surviving Company for, and Parent and the Surviving Company shall remain liable to the extent required by applicable Law for, payment of their claims of the Merger Consideration and any dividends or other distributions pertaining to their former Company Shares that such former holders have the right to receive pursuant to the provisions of this Article II.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, immediately prior to such time, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g)           Withholding Taxes.  Parent, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required or permitted to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of other applicable Tax or other Laws and Parent or the Surviving Company shall make any required filings with and payments to the appropriate Governmental Authorities relating to such deduction or withholding.  To the extent amounts are so withheld by Parent or the Surviving Company and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to or on behalf of the Person in respect of which such deduction and withholding was made.

SECTION 2.03  Company Equity Awards.  (a)  Each option granted by the Company that is outstanding and unexercised immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire Company Shares (each, an “Option”) shall at the Effective Time vest in full and be canceled, terminated and converted at the Effective Time into the right to receive an amount in cash equal to the Option Consideration for each Company Share then subject to the Option.  The Option Consideration shall be paid by the Surviving Company as soon as practicable following the Effective Time, but in no event later than the first payroll cycle of the Surviving Company which follows the Effective Time, unless such payroll cycle occurs within three (3) business days after the Effective Time, in which case the Surviving Company shall pay the Option Consideration as soon as practicable following the Effective Time, but in no event later than the second payroll cycle of the Surviving Company following the Effective Time.  For purposes of this Agreement, “Option Consideration” means, with respect to any Company Share issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such Company Share issuable under such Option.

(b)           Each Company Share that is then subject to a risk of forfeiture (each, a “Restricted Share”) and issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, vest in full, in the case of a time based vesting Restricted Share (“Time-Based Restricted Share”), or vest at the vesting percentage that is obtained by applying the relative TSR at the time of Closing (as determined on the basis of the Merger Consideration) to the TSR Percentile Rank table and vesting percentage formula in the applicable award agreements, in the case of a performance based vesting Restricted Share (“Performance-Based Restricted Share”), and shall be converted, to the extent vested after giving effect to this sentence, at the Effective Time into the right to receive the Merger Consideration without interest from the Surviving Company as soon as practicable following the Effective Time, but in no event later than the first payroll cycle of the Surviving Company which follows the Effective Time, unless such payroll cycle occurs within three (3) business days after the Effective Time, in which case the Surviving Company shall pay the Merger Consideration as soon as practicable following the Effective Time, but in no event later than the second payroll cycle of the Surviving Company following the Effective Time.  Any Performance-Based Restricted Share that does not vest at the Effective Time in accordance with this Section 2.03(b) shall be forfeited automatically without payment therefor.

(c)           At the Effective Time, each outstanding right, contingent or accrued, to acquire or receive Company Shares or benefits measured by the value of Company Shares (“RSU”), shall vest in full and be converted into a right to receive an amount in cash equal to the product of (i) the total number of Company Shares subject to such RSU immediately prior to the Effective Time times (ii) the Merger Consideration (the “RSU Consideration”).  The RSU Consideration shall be paid by the Surviving Company as soon as practicable following the Effective Time, but in no event later than the first payroll cycle of the Surviving Company which follows the Effective Time, unless such payroll cycle occurs within three (3) business days after the Effective Time, in which case the Surviving Company shall pay the RSU Consideration as soon as practicable following the Effective Time, but in no event later than the second payroll cycle of the Surviving Company following the Effective Time.

(d)           The Surviving Company shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.03 to any holder of Options, Restricted Shares and RSUs such amount as the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of other applicable Tax or other Laws, and the Surviving Company shall make any required filings with and payments to the appropriate Governmental Authorities relating to any such deduction or withholding.  To the extent that amounts are so deducted and withheld by the Surviving Company, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to or on behalf of the holder of such Options, Restricted Shares or RSUs, as applicable, in respect of which such deduction and withholding was made by the Surviving Company.

(e)           Company ESPP.  With respect to the ESPP, (i) participation in the ESPP shall be limited to those individuals who are participants in the ESPP on the date of this Agreement; (ii) no new Purchase Period (as defined in the ESPP), other than the Purchase Period in effect as of the date of this Agreement, shall be authorized, continued or commenced on or after the date of this Agreement; (iii) participants in the ESPP may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (iv) any holding period relating to Company Shares received in respect of the ESPP shall be waived as of immediately prior to the Effective Time; and (v) the ESPP shall be suspended on January 1, 2017 and terminate effective as of the Effective Time.

(f)           Company Actions.  Prior to the Effective Time, the Company shall use its reasonable best efforts to take any such actions with respect to the Company Share Plans as are necessary to give effect to the transactions contemplated by this Section 2.03.

SECTION 2.04  Shares of Dissenting Holders.  (a)  At the Effective Time, all Dissenting Shares shall be canceled and, unless otherwise required by applicable Law, converted into the right to receive, with respect to Company Shares, the Merger Consideration  or, with respect to Company Preferred Shares, the preferred shares of the Surviving Company as described in Section 2.01(d), and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than, with respect to Company Shares, the Merger Consideration or, with respect to Company Preferred Shares, the value of their preferred shares of the Surviving Company as described in Section 2.01(d), be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b)           In the event that a holder fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”) such holder’s Dissenting Shares shall be canceled and converted as of the Effective Time into the right to receive, with respect to Company Shares, the Merger Consideration or, with respect to Company Preferred Shares, the preferred shares of the Surviving Company as described in Section 2.01(d), for each such Dissenting Share.

(c)           The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares, Appraisal Withdrawals and any other instruments, notices, petitions or other written communication received by the Company in accordance with this Section 2.04 and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act.  The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act.  Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.

SECTION 2.05  Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (i) filed with, or furnished to, the SEC since January 1, 2015 by the Company and publicly available prior to the date of this Agreement (the “Company Filed SEC Documents”) or (ii) solely with respect to representations and warranties relating to Blue Capital Reinsurance Holdings Ltd., a Bermuda exempted limited liability company (“BCRH”), or any of its Subsidiaries, filed with, or furnished to, the SEC by BCRH since January 1, 2015 and publicly available prior to the date of this Agreement, in the case of each of the foregoing clauses (i) and (ii), other than disclosure contained in the “Risk Factors” or “Forward Looking Statements” sections of such documents or that otherwise constitute risk factors or forward looking statements of risks generally faced by participants in the industries in which the Company or BCRH operates without disclosure of specific facts and circumstances:

SECTION 3.01  Organization; Standing.  (a)  The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of Bermuda.  The Company has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due incorporation and valid existence of the Company) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  A true and complete copy of each of the Company Organizational Documents is included in the Company Filed SEC Documents.  The Company is not in violation of the Company Organizational Documents and no Subsidiary of the Company is in violation of any of its organizational documents, except as would not be material to the Company and its subsidiaries taken as a whole.

(b)           Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except as would not be material to the Company and its Subsidiaries taken as a whole.

SECTION 3.02  Capitalization.  (a)  The authorized share capital of the Company consists of 120,000,000 Company Shares and 9,200 preferred shares, par value $1.00 per share.  At the close of business on September 30, 2016 (the “Capitalization Date”), (i) 67,594,088 Company Shares (excluding any treasury shares which may be deemed to be issued), including 1,408,161 Restricted Shares (of which 133,672 are subject to performance-based vesting), and 9,200 Company Preferred Shares were issued and outstanding, (ii) 21,803,223 Company Shares were held by the Company as treasury shares, (iii) 160,000 Company Shares were issuable in respect of outstanding Options (other than Options outstanding under the ESPP) and (iv) 111,326 Company Shares were issuable in respect of outstanding RSUs.  Since the Capitalization Date through the date of this Agreement, other than in connection with the exercise of Options or the vesting or settlement of RSUs in accordance with their terms, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon that were outstanding as of the Capitalization Date, other than dividend equivalents with respect to RSUs, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s share capital.  Section 3.02(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Date, on a grant-by-grant basis, of the following information:  the number of Company Shares subject to any outstanding Options, the number of Company Shares outstanding in the form of, respectively, Time-Based Restricted Shares and Performance-Based Restricted Shares (separately indicating the target and maximum number), the number of any outstanding RSUs and the grant dates and the vesting schedules.

(b)           Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue any shares or other equity or voting interests in, or any securities convertible into or exchangeable for shares or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon.  Other than the RSUs, there are no outstanding agreements or instruments of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities) or that grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities.  Except as described in this Section 3.02, no direct or indirect Subsidiary of the Company owns any Company Shares.  None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.  No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries.  All outstanding Company Shares and Company Preferred Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)           The Company Shares and the Company Preferred Shares constitute the only issued and outstanding classes of securities of the Company or its Subsidiaries registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”).

(d)           Section 3.02(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company.  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for non-voting redeemable preference shares, directors’ qualifying shares or the like) are owned, directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests) or applicable Insurance Laws.  Each outstanding share of capital stock of each Subsidiary of the Company that is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company other than as required by applicable Law.  None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

(e)           Section 3.02(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all of the shares of capital stock of, or other equity or voting interests in, each Blue Capital Entity that are owned, directly or indirectly, beneficially and of record, by the Company or by any Subsidiary of the Company (the “Blue Capital Securities”).  All of the Blue Capital Securities are owned by the Company or its Subsidiaries, as applicable, free and clear of all Liens and material transfer restrictions other than transfer restrictions of general applicability as may be provided under the Securities Act, other applicable securities Laws or applicable Insurance Laws.

SECTION 3.03  Authority; Noncontravention; Voting Requirements.  (a)  The Company has all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement, and the consummation by the Company of the Transactions, have been duly and authorized and approved by the Board of Directors of the Company or the Transaction Committee, as applicable, and, except for obtaining the Company Shareholder Approval, executing and delivering the Statutory Merger Agreement and filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act, no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)           The Board of Directors of the Company (i) has determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) has determined that the preferred share in the Surviving Company described in Section 2.01(d) constitutes fair value for each Company Preferred Share in accordance with the Bermuda Companies Act, (iii) has determined that the Merger, on the terms and subject to the conditions set forth herein, is in the best interests of the Company and (iv) has resolved, subject to Section 5.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Company’s shareholders (such recommendation, the “Company Board Recommendation”).  The Transaction Committee has approved this Agreement and the Statutory Merger Agreement.  The Board of Directors of the Company has directed that, subject to Section 5.02 and Section 7.01(d)(ii), the Merger, this Agreement and the Statutory Merger Agreement be submitted to the Company’s shareholders for their approval.

(c)           Neither the execution and delivery of this Agreement or the Statutory Merger Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision (A) of the Company Organizational Documents or (B) of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 4.02(b) (other than Section 4.02(b)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.02(b)), (B) that the actions described in Section 3.03(a) have been completed, (C) that the authorizations, consents and approvals referred to in Section 3.04 and the Company Shareholder Approval are obtained and (D) that the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to the Company or any of its Subsidiaries, (y) violate or constitute a breach of or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or its Subsidiaries, as applicable, are bound, or give rise to any right to terminate, cancel, amend, modify or accelerate the Company’s or, if applicable, any of its Subsidiaries’, rights or obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except in the case of clause (i)(B) and clause (ii) for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

(d)           Subject to the voting cutback provisions contained in bye-law 63 of the Company Bye-Laws, the approval of a simple majority of votes cast at the Company Shareholders Meeting of this Agreement, the Merger and the Statutory Merger Agreement (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of shares of the Company or any of its Subsidiaries that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

SECTION 3.04  Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement, (b) the compliance with the applicable rules and regulations of the NYSE, (c) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under any non-U.S. Antitrust Laws, (e) approvals and filings under all applicable Insurance Laws as set forth in Section 3.04 of the Company Disclosure Schedule (the “Company Insurance Approvals”), (f) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.03(e) and the completeness of Section 4.03 of the Parent Disclosure Schedule) and (g) approvals and filings under all other Required Regulatory Approvals, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations, registrations, notifications or waivers that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05  Company SEC Documents; Undisclosed Liabilities; Internal Controls.  (a)  The Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2014 (collectively, the “Company SEC Documents”).  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to Company SEC Documents.

(b)           The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c)           Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2015, included in the Company Filed SEC Documents, (ii) incurred after December 31, 2015, in the ordinary course of business, (iii) as provided by this Agreement or otherwise incurred in connection with the Transactions in compliance with the terms of this Agreement or (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC promulgated thereunder (collectively, the “Sarbanes-Oxley Act”) that are applicable to the Company; and (ii) the rules and regulations of the NYSE that are applicable to the Company.  With respect to each Company SEC Document on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Company SEC Documents.

(e)           None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement shall, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

(f)           No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Documents as filed with or furnished to the SEC prior to the date of this Agreement.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure.  The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company, (A) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has provided or made available to Parent correct and complete copies of any such disclosure contemplated by clauses (A) and (B) of the immediately preceding sentence made by management to the Company’s independent auditors and the audit committee of the Board of Directors of the Company since December 31, 2015.

SECTION 3.06  Absence of Certain Changes.  (a) Since June 30, 2016 through the date of this Agreement (i) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of clause (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xiv), (xv), (xvi) or (xviii) of Section 5.01(a) had the restrictions thereunder been in effect since June 30, 2016, and (b)

since December 31, 2015 through the date of this Agreement, there has not been any event, circumstance, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07  Legal Proceedings.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, arbitration, action, claim, dispute, hearing, charge, complaint, indictment, litigation or, to the Knowledge of the Company, investigation against the Company or any of its Subsidiaries, or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon the Company or any of its Subsidiaries or any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

SECTION 3.08  Compliance with Laws; Permits.  (a)  The Company and each of its Subsidiaries are, and since January 1, 2014, have been, in compliance with all federal, national, provincial, state, local or multinational laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees, codes or executive orders enacted, issued, adopted, promulgated or applied by or on behalf of any Governmental Authorities, including the Acts, Byelaws and Underwriting Requirements of Lloyd’s (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The Company, each of its Subsidiaries and, to the Knowledge of the Company, each of the Blue Capital Entities, holds, and since January 1, 2014, has held, all licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities necessary for the Company, each such Subsidiary and each such Blue Capital Entity, as applicable, to own, lease and operate its properties and assets and necessary for the lawful conduct of their respective businesses as each such business is now being, or at such time was, conducted (collectively, “Permits”), and all such Permits are in full force and effect, except where the failure to hold the same or the failure of the same to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance in all material respects with (i) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder (the “FCPA”), (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, (iii) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder (the “UK Bribery Act”) and (iv) all other Laws to which the Company or its Subsidiaries are subject relating to anti-money laundering compliance.

(d)           None of the Company and its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries, has for the benefit of the Company or any of its Subsidiaries engaged in any financial transaction or other business conduct, including the sale, import, or export of goods or services, or facilitated such financial transaction or business conduct, or otherwise engaged in any business or financial arrangement involving property where prohibited by the economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including the U.S. Office of Foreign Assets Control, the U.S. Department of Treasury, the U.S. Department of Commerce, and the U.S. Department of State), the United Nations Security Council, the European Union, and the United Kingdom (including Her Majesty’s Treasury and the UK Office of Financial Sanctions Implementation) and any sanctions laws to which the Company and its Subsidiaries are subject (collectively, “Sanctions Laws”).  None of the Company and its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries is (i) a Prohibited Person or a Person owned or controlled by or acting for or on behalf of a Prohibited Person or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive sanctions, including Cuba, the Crimea region of the Ukraine, Iran, North Korea, Sudan and Syria.  None of the Company and its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has been, to the Knowledge of the Company, investigated by any Governmental Authority with respect to, or been given written notice by a Governmental Authority of, any violation by such Person of any Sanctions Laws.

(e)           None of the Company and its Subsidiaries nor, to the Knowledge of the Company, any director, officer or employee or anyone in a position to exercise a significant influence function or other PRA or FCA controller function of the Company or any of its Subsidiaries is, or has been, (i) ineligible or unfit to act in such role or (ii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the authorization of any UK-regulated Subsidiary of the Company, by the PRA or FCA, for the conduct of regulated activities.

SECTION 3.09  Tax Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)           The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them.  All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP and Applicable SAP.

(b)           As of the date of this Agreement, the Company has not received written notice of any pending audits, examinations, investigations, claims or other proceedings in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(c)           There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(d)           None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(e)           No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved.

(f)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(g)           Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or comparable provisions of any other applicable Tax Law.

(h)           The Company and each of its Subsidiaries have withheld all amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate taxing authority or set aside in accounts for such purpose.  The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(i)           Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement (other than indemnities included in ordinary course employment contracts or leases) that will require the Company or any of its Subsidiaries to make any payment of any Tax of another Person (other than the Company or any of its Subsidiaries) after the Closing Date.

(j)           Neither the Company nor any of its Subsidiaries (i) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (ii) has applied for a ruling from a taxing authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending, or (iii) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advance memoranda or similar agreements or rulings by any taxing authority.

(k)           Neither the Company nor any of its Subsidiaries is now or has been in the past five years a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l)           None of the Subsidiaries of the Company has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return except for a group in which all or some of the Subsidiaries of the Company were the only members.  Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. law, or as a transferee or successor, or by operation of Law.

(m)           Neither the Company nor any of its Subsidiaries is engaged in a trade or business involving a material amount of activity in any jurisdiction where it has not filed all required material Tax Returns and no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries are or may be subject to Tax in that jurisdiction.

(n)           Neither the Company nor any of its Subsidiaries organized outside of the United States has ever received a claim or other notification in writing from any Governmental Authority that it is, or has been, engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code or has, or had, a permanent establishment in the United States within the meaning of the tax treaty between Bermuda and the United States.

(o)           Neither the Company nor any of its Subsidiaries organized outside of the United Kingdom has or has ever had a permanent establishment in the United Kingdom for United Kingdom Tax purposes.

(p)           Each of the Company and its Subsidiaries and their respective officers, directors, agents and employees are in substantial compliance with any and all tax operating guidelines of the Company or any of its Subsidiaries.

(q)           All sales, license and financial transactions involving material amounts between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries have been conducted on an arm’s length basis, adequate transfer pricing documentation meeting U.S. federal income tax and U.K., Switzerland and Singapore national tax requirements and tax requirements of any other jurisdiction where the Company or any of its Subsidiaries conduct a material amount of activity and applicable transfer pricing guidelines are in place with respect to each of the Company and its Subsidiaries.

(r)           For purposes of this Agreement, (A) “Tax” means all federal, national, provincial, state or local taxes, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by a Governmental Authority, together with any interest, penalties, assessments or additions to tax imposed by any Governmental Authority and (B) “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a Governmental Authority in connection with Taxes or any amendment thereof.

SECTION 3.10  Employee Benefits.  (a)  Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan.  With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description (including a summary of any material modifications) for each material Company Plan for which such summary plan description is required by applicable Law, (iii) each insurance or group annuity contract or other funding vehicle, (iv) the most recent annual report on Form 5500 (including all schedules thereto) required to be filed with the IRS with respect thereto (if any) and (v) the most recently prepared actuarial report and financial statement.

(b)           Each Company Plan has been operated and administered in compliance with its terms and applicable Laws, other than instances of noncompliance that would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, and no circumstance, fact or event exists that could result in any default under or violation of any Company Plan, except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.  Each Company Pension Plan that, as of the date of this Agreement, is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Pension Plan, except where such loss of qualification status would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(c)           The Company does not maintain or contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan, any “multiemployer plan” (each, as defined in Section 4001 of ERISA), or any “multiple employer plan” (as defined in Section 413(c) of the Code).  In addition, during the last six years, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.  There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan, except for transactions that would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(d)           Except as required under applicable Law, no Company Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment (i) to any director or executive officer and (ii) other than as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, to any Company Employee other than an executive officer.

(e)           To the Knowledge of the Company, there are no material pending claims against the Company or any of its Subsidiaries with respect to any Company Plan, by or on behalf of any employee, former employee or beneficiary covered under any such Company Plan (other than routine claims for benefits).

(f)           Except as otherwise provided under this Agreement, the consummation of the Transactions will not, either alone or in combination with another event (including without limitation the termination of employment of service of any employee, officer, director or independent contractor following, or in connection with, the Transactions), (i) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or increase the amount of compensation due to any current or former director, officer or employee of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (ii) entitle any current or former director, officer or employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.  The consummation of the Transactions (either alone or in combination with another event) will not give rise to any payment (or acceleration of vesting) of any amounts of benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(g)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and have been operated in compliance with the requirements of Section 409A, and the Company and its Subsidiaries have complied in practice and operation with all applicable requirements of Section 409A, (ii) the Company’s federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation and (iii) the Company has not maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to the provisions of Section 457A of the Code.

(h)           The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any employee of the Company or any of its Subsidiaries for any income, excise or other tax incurred by such person pursuant to any applicable federal, state, local or non-U.S. Law related to the collection and payment of taxes.

SECTION 3.11  Labor Matters.  (a)  Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, labor agreement or other labor-related agreement with a labor union, labor organization, trades council, works council or similar organization, (b) to the Knowledge of the Company, there are (i) no labor organizing activities or representation or certification demands, petitions or proceedings by any labor organization, labor union, trades council, works council or group of employees of the Company or any of its Subsidiaries to organize or represent any employees of the Company or any of its Subsidiaries, and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union, labor organization, trades council, works council or similar organization, and (ii) no labor union, labor organization, trades council, works council or similar organization or group of employees that represents or claims to represent employees of the Company or any of its Subsidiaries, (c) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, work stoppage, material unfair labor practice charge, material grievance or material arbitration against or affecting the Company or any of its Subsidiaries, (d) the Company and its Subsidiaries are not and have not been:  (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan, (e) to the Knowledge of the Company, (i) no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to any third party and (ii) no employee or former employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to the Company or any of its Subsidiaries, (f) there is no material charge of discrimination in employment or employment practices, including with respect to age, gender, race, religion or other legally protected category, pending or, to the Knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any person and (g) subject to the plans and proposals of Parent and its Subsidiaries with respect to the Company and its Subsidiaries, the consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions.

SECTION 3.12  Investments; Derivatives.  (a)  The Company has provided Parent with a correct and complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of the Company and its Subsidiaries as of June 30, 2016 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and its Subsidiaries between such date and the date of this Agreement, the “Investment Assets”).  Except for Investment Assets sold in the ordinary course of business, in compliance with the Investment Policies or as permitted or otherwise contemplated by this Agreement, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens.  The Company has made available to Parent correct and complete copies of Company’s policies with respect to the investment of the Investment Assets (the “Investment Policies”), and the composition of the Investment Assets complies in all material respects with, and the Company and its Subsidiaries have complied in all material respects with, the Investment Policies.  The Blue Capital Advisory Entities have complied in all material respects with the investment guidelines of the Blue Capital Entities.

(b)           To the Knowledge of the Company, the Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, any and all investment restrictions under applicable Law.

(c)           To the Knowledge of the Company, as of the date of this Agreement, none of the Investment Assets are subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups,” “gates,” “side pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           Each agreement with each investment manager or investment advisor, in each case that is not a Subsidiary of the Company, providing services to the Company or any of its Subsidiaries was entered into, and the performance of each investment manager is evaluated, in a commercially reasonable, arms-length manner.

SECTION 3.13  Intellectual Property.  (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no claims against the Company or any of its Subsidiaries are pending or, to the Knowledge of the Company, threatened (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of the Company, no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property rights of any other Person.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries have taken reasonable measures to protect the (A) information technology systems owned or controlled by the Company or such Subsidiary and used in the course of the operations of its business, and (B) personal information gathered, used or held for use by the Company or such Subsidiary in the course of the operations of its business, and (ii) to the Knowledge of the Company, there has not been any unauthorized disclosure or use of, or access to, any such personal information or breach of security of such information technology systems.

SECTION 3.14  Anti-Takeover Provisions.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Merger.

SECTION 3.15  Real Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Encumbrances) and (b) none of the Company or any of its Subsidiaries has received or given written notice of any default under any Company Lease, agreement evidencing any Lien or other agreement affecting any Company Lease, which default continues on the date of this Agreement.  Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

SECTION 3.16  Contracts.  (a)  Except for (x) this Agreement, (y) each Company Plan and (z) the contracts filed as exhibits to the Company Filed SEC Documents, Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement.  For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans) that:

(i)           are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)           with respect to a joint venture, partnership or other similar agreement or arrangement, relate to the formation or management of any such partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)           provide for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $20 million, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit;

(iv)           have been entered into since January 1, 2016, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $20 million (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the Investment Policies, or of supplies, products, properties or other assets in the ordinary course of business or of supplies, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(v)           prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibit the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibit the issuance of any guarantee by the Company or any wholly owned Subsidiary of the Company;

(vi)           are with any financial advisor of the Company or any of its Subsidiaries relating to the Transactions;

(vii)           contain provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any material line of business or grant a right of exclusivity to any Person which prevents the Company or any Subsidiary or Affiliate of the Company from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(viii)           pursuant to which the Company or any of its Subsidiaries (A) is granted or obtains any right to use any material Intellectual Property (other than Contracts granting rights to use common or industry standard commercially available business infrastructure and administrative software (e.g., database, enterprise resource planning, business management planning, desktop and similar software) and commercially available, off-the-shelf software (including “shrink-wrap” or “click-wrap” agreements)), or (B) grants an exclusive license to, or option to acquire, any Intellectual Property owned by the Company or any of its Subsidiaries that is material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted (excluding licenses granted to third parties in the ordinary course of business);

(ix)           involve or would reasonably be expected to involve aggregate payments or receipts by or to it and/or its Subsidiaries in excess of $10 million in any twelve-month period, other than those terminable on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty (excluding insurance policies, reinsurance or retrocession treaties or agreements, slips, binders, cover notes, coverholder agreements, managing general agency agreements or other similar arrangements);

(x)           include an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $10 million (excluding Contracts entered in the ordinary course of business); or

(xi)           would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the Transactions or Parent’s ability to own and/or conduct the business of the Company or any of its Subsidiaries after the Effective Time.

(b)            (i) The Company has previously made available true and complete copies of each Material Contract as of the date of this Agreement, (ii) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have a Material Adverse Effect, (iii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect, (iv) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not reasonably be expected to have a Material Adverse Effect and (v) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17  Insurance Subsidiaries.  (a)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Subsidiary of the Company that conducts the business of insurance or reinsurance (each, a “Company Reinsurance Subsidiary”) is (i) duly licensed or authorized as an insurance company or reinsurance company, as applicable, in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Blue Capital Advisory Entity is (i) duly licensed or authorized to conduct its advisory business, as applicable, in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact its advisory business in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its advisory business as currently conducted.

SECTION 3.18  Statutory Statements; Examinations.  (a)  Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2015, each of the Company Reinsurance Subsidiaries has filed or submitted all material annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”).

(b)           The Company has delivered or made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, true and complete copies of all material Company Statutory Statements as of December 31, 2014 and December 31, 2015, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator.  The financial statements included in such Company Statutory Statements were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Company Reinsurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (or stockholders’ equity, as applicable) of such Company Reinsurance Subsidiary for the respective periods then ended.  Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c)           The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true and complete copies of all material examination reports (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after January 1, 2014, through the date of this Agreement, relating to the Company Reinsurance Subsidiaries.  All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator.

Without limiting the generality of the foregoing, as of the date of this Agreement, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, as of the date of this Agreement, threatened in writing against the Company or any of its Subsidiaries by any insurance guaranty associations or similar organizations in connection with such association’s or other organization’s insurance guaranty fund, other than unpaid claims or assessments (A) disclosed, provided for, reflected in, reserved against or otherwise described in the Company Statutory Statements provided or made available to Parent or (B) that are immaterial to the Company and its Subsidiaries, taken together as a whole.

(d)           Since January 1, 2015, no material fine or penalty has been imposed on any Company Reinsurance Subsidiary by any Insurance Regulator.

SECTION 3.19  Agreements with Insurance Regulators.  (a) Except as required by applicable Insurance Laws and the insurance and reinsurance Permits maintained by the Company Reinsurance Subsidiaries, there is no (i) written agreement, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on the Company or any Company Reinsurance Subsidiary, or (ii) order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on the Company or any Company Reinsurance Subsidiary and (b) neither the Company nor any of the Company Reinsurance Subsidiaries have adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (a) and (b), that (A) limits in any material respect the ability of any Company Reinsurance Subsidiary to issue or enter into Company Reinsurance Contracts or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (B) requires the divestiture of any material investment of any Company Reinsurance Subsidiary, (C) limits in any material respect the ability of any Company Reinsurance Subsidiary to pay dividends or (D) requires any material investment of any Company Reinsurance Subsidiary to be treated as a non-admitted asset (or the local equivalent).

SECTION 3.20  Insurance, Reinsurance and Retrocession.  As of the date of this Agreement, (a) each insurance policy, reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Reinsurance Subsidiary is a party (the “Company Reinsurance Contracts”), is valid and binding on the applicable Company Reinsurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have a Material Adverse Effect, (b) the applicable Company Reinsurance Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Reinsurance Contract, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect, (c) none of the Company Reinsurance Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Reinsurance Subsidiary under any Company Reinsurance Contract, except where such default would not reasonably be expected to have a Material Adverse Effect, (d) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Company Reinsurance Contract, except as would not reasonably be expected to have a Material Adverse Effect, (e) none of the Company Reinsurance Subsidiaries is and, to the Knowledge of the Company, no counterparty to a Company Reinsurance Contract is, insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (f) there are no disputes under any Company Reinsurance Contract, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21  Blue Capital Agreements.  As of the date of this Agreement, (a) each agreement pursuant to which any Blue Capital Advisory Entity is a party (the “Blue Capital Advisory Contracts”) is valid and binding on the applicable Blue Capital Advisory Entity, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) the applicable Blue Capital Advisory Entity, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Blue Capital Advisory Contract, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) none of the Blue Capital Advisory Entities has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Blue Capital Advisory Entity under any Blue Capital Advisory Contract, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (d) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Blue Capital Advisory Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (e) none of the Blue Capital Entities is and, to the Knowledge of the Company, no counterparty to a Blue Capital Advisory Contract is, insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and (f) there are no disputes under any Blue Capital Advisory Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.22  Reserves.  (a)  The insurance policy reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Reinsurance Subsidiary contained in its Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards; (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Company Statutory Statements; and (iii) satisfied the requirements of all applicable Insurance Laws in all material respects.  Notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of the adequacy or sufficiency of reserves or the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document.

(b)           As of the date of this Agreement, with respect to the Company Reinsurance Subsidiaries, the Company has made available to Parent true and complete copies of all material actuarial reports in the Company’s possession and prepared by actuaries, independent or otherwise, that cover periods beginning on or after January 1, 2015.  The information and data furnished by the Company and the Company Reinsurance Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

SECTION 3.23  Insurance Policies.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries of which the Company or any of its Subsidiaries is the beneficiary are in full force and effect and all premiums due and payable thereon have been paid and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the insurance policies or has taken any action or failed to take any action which, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies.

SECTION 3.24  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”), dated the date of this Agreement, to the effect that, as of the date of such opinion, based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement is fair from a financial point of view to such holders of Company Shares.  It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub for any purpose.

SECTION 3.25  Brokers and Other Advisors.  Except for Morgan Stanley, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 3.26  Related Party Transactions.  Since January 1, 2014, there have been no transactions or Contracts, and there currently are no proposed transactions or Contracts, between the Company and any of its Subsidiaries, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, of a type that would be required to be, but has not been, disclosed under Item 404 of Regulation S-K of the SEC (such transactions, “Related Party Transactions”).

SECTION 3.27  No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.  In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption or otherwise concerning reserves for losses, loss adjustment expenses or uncollectible reinsurance or (c) any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth on one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection):

SECTION 4.01  Organization; Standing.  Parent is a kabushiki kaisha duly organized and validly existing under the Laws of Japan and Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of Bermuda.  Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate its assets and properties, except (other than with respect to the due organization and valid existence of Parent and Merger Sub) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.02  Authority; Noncontravention.  (a)  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, the Statutory Merger Agreement and to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly and authorized and approved by the Boards of Directors of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions, other than executing and delivering the Statutory Merger Agreement, the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act and the approval of this Agreement by Parent in its capacity as sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent immediately following execution of this Agreement).  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Board of Directors of each of Parent and Merger Sub has (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, Parent and Merger Sub and their respective shareholders and (iii) adopted resolutions that have approved and declared advisable this Agreement, the Statutory Merger Agreement and the Merger, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(b)           Neither the execution and delivery of this Agreement or the Statutory Merger Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) contravene, conflict with or violate any provision of the certificate or articles of incorporation, code of regulations, bye-laws, memorandum of association or other comparable charter or organizational documents of (A) Parent or Merger Sub or (B) any of Parent’s other Subsidiaries or (ii) assuming (A) compliance with the matters set forth in Section 3.03(c) (other than Section 3.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in Section 3.03(c)), (B) that the actions described in Section 4.02(a) have been completed, (C) that the authorizations, consents and approvals referred to in Section 4.03 and, in the case of Merger Sub, the approval of this Agreement, the Statutory Merger Agreement and the Merger by Parent in its capacity as sole shareholder of Merger Sub are obtained and (D) that the filings referred to in Section 4.03 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to Parent or any of its Subsidiaries, (y) violate or constitute a breach or default (with or without notice or lapse of time or both) under any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any of the assets or properties of Parent or its Subsidiaries, as applicable, are bound, or give rise to any right to terminate, cancel, amend, modify or accelerate Parent’s or any of its Subsidiaries’ rights or obligations under any such Contract or (z) result in the creation of any Lien on any properties or assets of Parent or any of its Subsidiaries except in the case of clause (i)(B) and clause (ii) for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Statutory Merger Agreement or the Merger.  The approval of this Agreement, the Merger and the Statutory Merger Agreement by Parent in its capacity as sole shareholder of Merger Sub (which approval shall be provided by the written consent of Parent as contemplated by Section 5.12) is the only vote or approval of the holders of any class or series of shares of Merger Sub that is necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

SECTION 4.03  Governmental Approvals.  Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the applicable rules and regulations of the NYSE, (c) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under any non-U.S. Antitrust Laws, (e) approvals and filings under all applicable Insurance Laws as set forth in Section 4.03 of the Parent Disclosure Schedule (the “Parent Insurance Approvals”), (f) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 3.04(e) and the completeness of Section 3.04 of the Company Disclosure Schedule), (g) an approval application to and a notification filing with the Japan Financial Services Agency (the “JFSA”) by Parent and its Affiliates, and approval of the JFSA and (h) approvals and filings under all other Required Regulatory Approvals, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notification to, or waiver from, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations, registrations, notifications or waivers that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.04  Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the issued and outstanding shares of Merger Sub indirectly, free and clear of all Liens.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.

SECTION 4.05  Legal Proceedings.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened legal or administrative proceeding, suit, arbitration, action, claim, dispute, hearing, charge, complaint, indictment, litigation or, to the Knowledge of Parent and Merger Sub, investigation against Parent or any of its  Subsidiaries or (b) outstanding injunction, order, judgment, ruling, decree or writ imposed upon Parent or any of its Subsidiaries or any director or officer of Parent or any of its Subsidiaries for whom Parent or any of its Subsidiaries may be liable as an indemnifying party or otherwise, in each case, by or before any Governmental Authority.

SECTION 4.06  Compliance with Laws.  Parent and each of its Subsidiaries are, and since January 1, 2014 have been, in compliance with all Laws applicable to Parent or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  To the Knowledge of Parent, Parent and each of its Subsidiaries is in compliance in all material respects with (i) the FCPA, (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, (iii) the UK Bribery Act and (iv) all other Laws to which Parent or its Subsidiaries are subject relating to anti-money laundering compliance.

SECTION 4.07  Certain Arrangements.  As of the date of this Agreement, except for the Voting Agreement, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions or (b) pursuant to which any shareholder of the Company or holder of a RSU would be entitled to receive consideration of a different amount or nature than the Merger Consideration, as the case may be, or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Superior Proposal.

SECTION 4.08  Available Funds.  Parent and Merger Sub have available to them, and as of the Closing will have, sufficient unencumbered cash and short term liquid securities to pay the aggregate Merger Consideration in accordance with Article II and any other amounts required to be paid in connection with the consummation of the Merger and the other Transactions contemplated hereby and to pay all related fees and expenses.

SECTION 4.09  Brokers and Other Advisors.  Except for Citigroup Global Markets Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.10  Ownership of Company Shares and Company Preferred Shares.  Except for the Voting Agreement, none of Parent, Merger Sub or any of their Affiliates beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any Company Shares or any Company Preferred Shares, or is a party, or will prior to the Closing Date become a party, to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Shares or any Company Preferred Shares.

SECTION 4.11  No Other Representations or Warranties.  Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 5.01  Conduct of Business.  (a)  Except as expressly contemplated or required by this Agreement or as described in Section 5.01(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business.  To the extent consistent with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to preserve intact its business organization and relationship with its regulators, retain the services of its current officers and key employees and preserve the goodwill of its customers, cedents, reinsureds, retrocessionaires, reinsurance brokers, suppliers and other Persons with whom it has business relationships.  Without limiting the generality of the foregoing, and except as expressly contemplated or required by this Agreement or as described in Section 5.01(a) or Section 5.01(b) of the Company Disclosure Schedule, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed with respect to matters set forth in clauses (ii), (iii), (iv) through (vii), (x), (xii) through (xix) and, solely with respect to the foregoing clauses, (xx) of this Section 5.01(a)):

(i)           Share Capital.  (A) Issue, sell or grant any of its shares or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests, or any options, rights, warrants or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any shares, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company or any of its Subsidiaries; provided that the Company may issue Company Shares or other securities as required pursuant to the exercise of Options or the vesting or settlement of RSUs outstanding on the date of this Agreement in accordance with the terms of the applicable award in effect on the date of this Agreement, (B) redeem, purchase or otherwise acquire prior to maturity any of its outstanding bonds, debentures, notes or other Indebtedness, or any of its outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except (x) pursuant to the Company Share Plans and the RSUs, in each case, as in effect on the date of this Agreement or (y) in connection with the satisfaction of Tax withholding obligations with respect to RSUs or other equity awards, (C) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or other equity or voting interests, whether in cash, shares or property or a combination thereof, in each case, other than regular quarterly cash distributions as set forth on Section 5.01(a)(i) of the Company Disclosure Schedule or (D) split, combine, subdivide or reclassify any of its shares or other equity or voting interests;

(ii)           Indebtedness; Guarantees.  Incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), or enter into any swap or hedging transaction or other derivative agreements, other than (A) Indebtedness incurred under the Existing Credit Facilities, provided, the aggregate commitment under each Existing Credit Facility shall not be increased, (B) other indebtedness incurred in the aggregate not to exceed $20 million at any one time outstanding, (C) Indebtedness incurred solely between the Company and any of its Subsidiaries or solely between its Subsidiaries in the ordinary course of business and (D) any swap or hedging transaction or other derivative agreements entered into in the ordinary course of business consistent with the Investment Policies;

(iii)           Loans.  (A) Make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business (including between the Company and any of its Subsidiaries or between Subsidiaries of the Company in the ordinary course of business) or (B) make any loans to its directors or officers;

(iv)           Capital Expenditures.  Make or authorize capital expenditures outside the ordinary course of business exceeding $20 million in the aggregate;

(v)           Acquisitions and Dispositions.  Other than transactions solely between the Company and its Subsidiaries or solely between its Subsidiaries, (A) make any acquisition (including by merger or amalgamation) of the capital stock or assets of any other Person for consideration in excess of $10 million for any such acquisition or $20 million in the aggregate for all such acquisitions, except as permitted by Section 5.01(a)(xv) or (B) sell or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price exceeds $10 million, except (w) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (x) transfers among the Company and its Subsidiaries, (y) leases and subleases of real property owned by the Company or its Subsidiaries and leases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant and voluntary terminations or surrenders of such leases or (z) other transactions in the ordinary course of business or as permitted by Section 5.01(a)(xv);

(vi)           Compensation and Benefits.  Except as required pursuant to the terms of any Company Plan or other written agreement, in each case, in effect on the date of this Agreement and made available to Parent or established or amended after the date of this Agreement in compliance with this Agreement, (A) grant to any current or former director, officer or employee of the Company or any Subsidiary of the Company any increase in salary or bonus compensation opportunity or other incentive compensation opportunity (including the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, or rights to acquire other equity interests), (B) grant to any current or former director, officer or employee of the Company or any Subsidiary of the Company any increase in severance, retention or termination pay, (C) establish, adopt, enter into or amend any Company Plan or collective bargaining agreement, (D) enter into any employment, consulting, severance or termination agreement with any current or former director, officer or employee of the Company or any Subsidiary of the Company, (E) hire any person with aggregate annual compensation in excess of $500,000 or (F) transfer (outside of the Company or any Subsidiary of the Company) or, except for cause (as determined by the Company in its reasonable discretion), terminate the employment of any employee of the Company or any Subsidiary of the Company set forth on Section 5.01(a)(vi) of the Company Disclosure Schedule;

(vii)           Accounting.  Change in any material respect its accounting policies or procedures, except insofar as may be required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (B) by Applicable SAP or (C) by Law, including Regulation S-X under the Securities Act;

(viii)           Company Organizational Documents.  (A) Amend the Company Organizational Documents or (B) amend the comparable organizational documents of any Subsidiary in a manner that would reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions (with respect to both clauses (A) and (B), whether by merger, amalgamation, consolidation or otherwise);

(ix)           Liquidation.  Adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than dormant Subsidiaries);

(x)           Contracts.  (A) Enter into or materially modify any Material Contract, other than in the ordinary course of business, (B) enter into any Contract that would limit or otherwise restrict the Company, any of its Subsidiaries or any of their successors, or any of their respective properties or assets, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries (including the Surviving Company) or any of their successors, or any of their respective properties or assets, from engaging or competing in any line of business, in any geographic area or with any Person in any material respect, (C) enter into or modify any Contract constituting or relating to a Related Party Transaction, (D) enter into any Contract providing reinsurance to any third party outside the ordinary course of business, (E) terminate, cancel or request any material change in any Material Contract other than in the ordinary course of business or (F) enter into any material contract relating to the purchase or lease of real property;

(xi)           Bermuda.  In relation to the Company and any Subsidiary incorporated in Bermuda, discontinue to a jurisdiction outside of Bermuda;

(xii)           Liens.  Grant any Lien (other than Permitted Liens) on any of its material assets other than to secure Indebtedness permitted under Section 5.01(a)(ii), provided none of the Company or its Subsidiaries shall grant an “all assets” lien;

(xiii)           Actions.  Settle any Action, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of Actions which, in any event (A) is solely for monetary damages for an amount not to exceed $2 million for any such settlement individually or $5 million in the aggregate, (B) in the ordinary course for ordinary course claims under Company Reinsurance Contracts or (C) would not be reasonably expected to prohibit or restrict the Company and its Subsidiaries from operating their business in the same manner in all material respects as operated on the date of this Agreement;

(xiv)           Tax.  Except in the ordinary course of business or as otherwise required by applicable Law, (A) make, change or rescind any material election in respect of Taxes, (B) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of Taxes, (C) settle, resolve or otherwise dispose of any material claim or proceeding relating to Taxes or (D) change any method of accounting for U.S. federal income or foreign tax purposes;

(xv)           Investment Assets.  Acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Policies, or amend, modify or otherwise change the Investment Policies in any material respect, other than as required by applicable Law;

(xvi)          Underwriting; Claims; Actuarial.  Alter or amend in any material respect any existing underwriting, pricing, claim handling, loss control, reserving, investment or actuarial practice, guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, Applicable SAP, any Governmental Authority or applicable Laws;

(xvii)         Intellectual Property.  Abandon, dispose of, or permit to lapse any material Intellectual Property owned by the Company or its Subsidiaries, or disclose any material trade secret or other material confidential information of the Company or any of its Subsidiaries in a manner that would result in the loss of confidentiality thereof, in each case other than in the ordinary course of business;

(xviii)         Charitable Contributions.  Make or commit to make any pledge, contribution or gift to any Person described in Section 501(c)(3) of the Code other than in the ordinary course of business consistent with past practice;

(xix)          Waivers of Rights.  Cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business; or

(xx)           Related Actions.  Authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(b)           The Company shall not (i) enter into or materially modify any Blue Capital Advisory Contract, other than in the ordinary course of business, (ii) act in contravention to the underwriting guidelines and investment guidelines established for the Blue Capital Entities, (iii) redeem, purchase, sell, transfer or otherwise acquire or dispose of, or offer to purchase, redeem, sell, transfer or otherwise acquire or dispose of, directly or indirectly, any shares or any securities convertible or exchangeable into or exercisable for any shares or any bonds, debentures, notes or other indebtedness of any Blue Capital Entity held by the Company or its Subsidiaries, (iv) grant any Person any right or option to acquire any securities of any Blue Capital Entity held by the Company or its Subsidiaries or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of the securities of any Blue Capital Entity held by the Company or its Subsidiaries.  The Company shall, solely in its capacity as a shareholder and not in any other capacity, vote its shares in the Blue Capital Entities (as and when a vote of the Blue Capital Entities is taken on any matter) consistent with such Blue Capital Entities operating in accordance with Section 5.01(a) (as if such provision was applicable to the Blue Capital Entities).

(c)           Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

(d)           Subject to Section 5.03(c), neither Parent nor Merger Sub shall knowingly take, or permit any of its respective Subsidiaries or its or their respective directors, officers or employees to take, and each shall instruct its respective advisors (acting on behalf of Parent or any of its Subsidiaries) not to take, any action that would reasonably be expected to prevent or materially impede or materially delay the consummation of the Transactions, or result in any transaction that (if consummated) would reasonably be expected to prevent or materially impede or materially delay the consummation of the Transactions.

SECTION 5.02  No Solicitation by the Company; Change in Recommendation.  (a)  The Company shall, and shall cause each of its Subsidiaries and other Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with respect to a Takeover Proposal that are ongoing on or prior to the date of this Agreement and shall promptly request from each Person that has executed a confidentiality agreement with the Company within the two-year period prior to and ending on the date of this Agreement in connection with its consideration of making a Takeover Proposal (an “Existing Confidentiality Agreement”) that it promptly return or destroy (as provided in the terms of the applicable Existing Confidentiality Agreement) any non-public information concerning the Company or any of its Subsidiaries previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company or its Representatives.  The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.02 and shall be liable for any action taken by any Representative of the Company that, if taken by the Company, would constitute a breach of this Section 5.02.  Upon becoming aware of any action by any Representative of the Company that would constitute a breach of this Section 5.02 if taken by the Company, the Company shall stop any such Representative from continuing to take such action, directly or indirectly.

(b)           Subject to Section 5.02(c), from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VII, the Company (including, as applicable, the Board of Directors of the Company) shall not, and shall cause each of its Subsidiaries and Representatives not to, directly or indirectly:

(i)           solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries or requests for information regarding, or the making of any proposal or offer that constitutes or would reasonably be expected to result in, a Takeover Proposal;

(ii)           amend, waive or fail to enforce any standstill or confidentiality obligation of any Person under any Existing Confidentiality Agreement (other than Parent and its Subsidiaries);

(iii)           engage in, continue or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 5.02) or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person in connection with, or for the purpose of encouraging or facilitating, a Takeover Proposal;

(iv)            (A) withdraw or withhold the Company Board Recommendation, (B) modify, qualify or amend the Company Board Recommendation in any manner adverse to Parent, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) approve, endorse or recommend any Takeover Proposal or refrain from recommending against any Takeover Proposal that is a tender offer or exchange offer within ten (10) business days after the commencement of such tender offer or exchange offer or (E) fail to publicly reaffirm the Company Board Recommendation within five (5) business days of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer) that has not been withdrawn; provided that Parent may make any such request only once in any ten (10) day period (each, an “Adverse Recommendation Change”); or

(v)           enter into or publicly propose to enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal (an “Alternative Acquisition Agreement”), other than an Acceptable Confidentiality Agreement.

(c)           Notwithstanding anything in the foregoing to the contrary, (1) the Company and its Representatives may contact any Person making a Takeover Proposal delivered to the Company after the date of this Agreement and that did not result from any breach of this Section 5.02 solely to clarify the terms and conditions thereof, to request that any Takeover Proposal made orally be made in writing and to negotiate an Acceptable Confidentiality Agreement and (2) subject to the Company’s compliance with the provisions of this Section 5.02, including (in the case of a Takeover Proposal) the execution and delivery of an Acceptable Confidentiality Agreement, the Company and its Representatives and the Board of Directors of the Company shall be permitted to, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Takeover Proposal that was delivered to the Company after the date of this Agreement and did not result from any breach of this Section 5.02 or, in the case of clause (iii), in response to a Company Intervening Event, take the actions set forth in this Section 5.02(c):

(i)           engage in discussions or negotiations with the Person (and its Representatives) who has made such Takeover Proposal regarding such Takeover Proposal, if the Board of Directors of the Company determines (A) in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the directors of the Company under Bermuda Law;

(ii)           furnish or disclose any information relating to or in the possession of the Company or any of its Subsidiaries to the Person who has made such Takeover Proposal (and its Representatives), if the Board of Directors of the Company determines (A) in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the directors of the Company under Bermuda Law, but only so long as the Company has caused such Person to enter into an Acceptable Confidentiality Agreement; provided that all such information (other than non-intentional, immaterial omissions therefrom) has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person; or

(iii)           make an Adverse Recommendation Change or, in connection with terminating this Agreement pursuant to Section 7.01(d)(ii), enter into an Alternative Acquisition Agreement prior to obtaining the Company Shareholder Approval if (A) in the case of a Takeover Proposal, the Board of Directors of the Company determines (1) in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and (2) after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the directors of the Company under Bermuda Law; provided, however, that (y) the Board of Directors of the Company shall not make such an Adverse Recommendation Change or enter into an Alternative Acquisition Agreement until after the fifth business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of such Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new five (5) business day period) and (z) during such period following Parent’s receipt of a Notice of Superior Proposal, in determining whether to make an Adverse Recommendation Change or enter into an Alternative Acquisition Agreement, (I) the Company shall have offered to negotiate with (and, if accepted, shall have, and shall have caused its Representatives to have, negotiated in good faith with) Parent and its Representatives with respect to any revisions to the terms and conditions of this Agreement proposed by Parent as would cause the Takeover Proposal to no longer be a Superior Proposal and (II) the Board of Directors of the Company shall have determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, after consultation with its financial advisor and outside legal counsel, that the Superior Proposal giving rise to such Notice of Superior Proposal continues to be a Superior Proposal; or (B) a Company Intervening Event has occurred and the Board of Directors of the Company determines, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the directors of the Company under Bermuda Law; provided, however, that the Board of Directors of the Company shall not make such an Adverse Recommendation Change or enter into an Alternative Acquisition Agreement until after the second business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to take such action, and specifying the reasons therefor.

For the avoidance of doubt, the actions permitted by this Section 5.02(c) may be taken only in response to a bona fide written Takeover Proposal that was delivered to the Company after the date of this Agreement and that did not result from any breach of this Section 5.02, or to a Company Intervening Event, and not for any other reason.

(d)           The Company shall notify Parent promptly (and in no event later than twenty-four (24) hours after receipt by, or communication to, the Company or its Representatives) upon receipt of any Takeover Proposal or inquiry, indication, proposal or offer by any Person that would reasonably be expected to result in a Takeover Proposal.  The Company shall provide Parent promptly with the identity of such Person, a description of the terms of such Takeover Proposal, inquiry, indication, proposal or offer, and provide to Parent promptly (and in no event later than twenty-four (24) hours after receipt by, or communication to, the Company or its Representatives) unredacted copies of all material correspondence or other material written documentation with respect thereto (and written summaries of any material oral communications).  The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal, inquiry, indication, proposal or offer.

(e)           Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company shall be permitted to (i) disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act and (ii) make such other public disclosure if it determines, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the directors of the Company under Bermuda Law; it being understood, however, that this Section 5.02(e) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (iii) of Section 5.02(c) except, in each case, to the extent expressly permitted by Section 5.02(c).  Any public disclosure by the Company or the Board of Directors of the Company or any committee thereof relating to a Takeover Proposal (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change by the Board of Directors of the Company, unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such disclosure.

SECTION 5.03  Preparation of the Prospectus; Shareholders Meeting.  (a)  The Company shall prepare and shall cause to be filed with the SEC a mutually acceptable proxy statement relating to the matters to be submitted to the shareholders of the Company at the Company Shareholders Meeting (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”).  The Company shall take all actions reasonably necessary to prepare and file the Proxy Statement as promptly as reasonably practicable following the date of this Agreement (and, in any event, within forty-five (45) days following the date of this Agreement subject to the receipt from Parent of any information required to complete the Proxy Statement that is requested by the Company in writing).  In addition, the Company shall:

(i)           use reasonable best efforts to respond to comments received from the SEC on the Proxy Statement and to mail the Proxy Statement to its shareholders as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing of the Proxy Statement.  The Company shall, as promptly as reasonably practicable after receipt thereof, provide Parent with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC on or after the date of this Agreement;

(ii)           provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC with respect to the filings made on or after the date of this Agreement, and the Company will provide Parent with a copy of all such filings made with the SEC.  None of the information supplied or to be supplied by Parent or the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders and at the times of the meeting of shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, the Company shall not be responsible or liable for any statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein;

(iii)           cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement;

(iv)           use reasonable best efforts to take any action required to be taken under any applicable securities Laws in connection with the Merger, and the Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action;

(v)           advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement; and

(vi)           promptly notify Parent (and Parent shall promptly notify the Company) if at any time prior to the Effective Time it discovers any information relating to either of the parties, or their respective Affiliates, officers or directors, which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company, to the extent required by Law.

(b)           The Company shall take all action necessary to call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders Meeting”), as promptly as practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement.  Subject to Section 5.02(c)(iii), (i) the Company shall use its reasonable best efforts to solicit and secure the Company Shareholder Approval in accordance with applicable legal requirements and (ii) the Board of Directors of the Company shall include the Company Board Recommendation in the Proxy Statement.

(c)           The Company hereby acknowledges that, pursuant to the Voting Agreement, each of the shareholders of the Company party thereto has irrevocably granted to and appointed Parent and up to two (2) of Parent’s designated representatives as such shareholder’s proxy to vote all of the Company Shares (subject to the limitations on voting rights set forth in Section 63 of the Company Bye-Laws) held by such shareholder at the Company Shareholders Meeting, solely on the matters and in the manner specified in such Voting Agreement.  The Company further agrees that during the Voting Period (as defined in the Voting Agreement), it shall recognize the grant of any such proxy and the exercise thereof by Parent or one of its designated representatives in accordance with the terms thereof at any meeting of the shareholders of the Company (including the Company Shareholders Meeting and any adjournment, reconvenement or postponement thereof), subject to applicable Law.  The Company shall implement the voting cutback provisions of 63 of the Company Bye-Laws consistent with past practice in connection with the determination of the Company Shareholder Approval.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Shareholders Meeting, (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting, or (ii) after consultation with Parent, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

SECTION 5.04  Reasonable Best Efforts.  (a)  Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and the Company shall cause its Subsidiaries to use and Parent shall cause its Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including (A) taking all such actions contemplated by the terms of the Statutory Merger Agreement, (B) otherwise preparing and filing promptly all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (C) executing and delivering any additional instruments necessary to consummate the Transactions, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or third party that are or may become necessary, proper or advisable to consummate the Transactions, including any such approvals, consents, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations required with respect to the Company Insurance Approvals, the Parent Insurance Approvals and under applicable Antitrust Laws, (iii) take all steps that are necessary, proper or advisable to avoid any Actions by any Governmental Authorities with respect to this Agreement or the Transactions and (iv) defend or contest in good faith any Action by any third party (excluding any Governmental Authority), whether judicial or administrative, challenging this Agreement or that would otherwise prevent or materially delay the consummation of the Transactions; provided, that nothing in this Section 5.04 or otherwise in this Agreement or the Statutory Merger Agreement shall require (and reasonable best efforts or commercially reasonable efforts shall in no event require) Parent or any of its Affiliates to (x) litigate any denial, non-approval or rejection of any Required Regulatory Approvals issued or determined by any Governmental Authority or (y) take or refrain from or to agree to the taking or refraining from any action (including any amendment, waiver or termination of any agreement, including this Agreement) or to permit or suffer to exist any restriction, condition, limitation or requirement that would or would reasonably be expected to result, individually or in the aggregate, in a Burdensome Condition; provided, further, that without the prior written consent of Parent, the Company and its Affiliates shall not take or refrain from, or agree to the taking or refraining from, any action (including any amendment, waiver or termination of any agreement, including this Agreement) or to permit or suffer to exist any restriction, condition, limitation or requirement that would or would reasonably be expected to result, individually or in the aggregate, in a Burdensome Condition.

(b)           Subject to the terms and conditions of this Agreement, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)           Without limiting the general applicability of Section 5.04(a), each of the Company and Parent shall, in consultation and cooperation with the other, and subject to (i) the receipt from the other of all the information concerning it and its business as may be required to complete an application or filing that is requested by the filing party in writing and (ii) any supplemental information requested to be included in a filing by a Governmental Authority in connection with such filing (x) promptly following the date of this Agreement (and, in any event, within forty-five (45) days following the date of this Agreement), file all required approval applications to, and notification filings with, (A) the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and (B) applicable Insurance Regulators (other than the PRA, FCA and Lloyd’s) under applicable Insurance Laws, excluding the biographical affidavits (including fingerprint cards) from such applications and filings, (y) promptly following the date of this Agreement (and, in any event, within sixty (60) days following the date of this Agreement), file (A) all required approval applications to, and notification filings with any other Governmental Authority in relation to any other Required Regulatory Approval (other than with respect to the applications and notifications with respect to the PRA, FCA, Lloyd’s and JFSA which shall be made in accordance with the terms of clause (y)(B) and (z) below, respectively), (B) advanced drafts of all required approval applications to, and notification filings with, the PRA, FCA and Lloyd’s and (C) file all biographical affidavits (including fingerprint cards) contemplated by clause (x)(B) above to the extent not previously filed, and (z) promptly following the date of this Agreement (A) engage with the JFSA to discuss summary details of the transaction contemplated by this Agreement, the business of the Company and its subsidiaries and Parent’s business plan for the Company following the Closing, (B) prepare necessary filings for submission with the JFSA and consult with the JFSA regarding such filings and (C) formally submit filings in form and content reasonably acceptable to the JFSA following discussions with the JFSA.  Any such filings shall be in material compliance with the requirements of applicable Law.  Parent and Merger Sub shall not, and shall cause their respective Affiliates not to, at any time prior to the Closing, in connection with the transactions contemplated by this Agreement, file or submit any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate transaction or agreement between any Company Reinsurance Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable Law.

(d)           Each of the parties shall, in connection with the efforts referenced in Section 5.04(a), (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any documents, forms, filings or submissions contemplated by the first sentence of Section 5.04(c), (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, any Governmental Authority regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Transactions without providing the other party with the reasonable opportunity to participate in such meeting or substantive conversation, (B) give the other party reasonable prior notice of any such meeting or substantive conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such substantive conversation, to the extent permitted by applicable Law or such Governmental Authority, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all substantive filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Transactions and (iv) comply with any inquiry or request from any Governmental Authority as promptly as reasonably practicable, with respect to all Required Regulatory Approvals, this Agreement and the Transactions.  Each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party as “Outside Counsel Only Material,” and also may redact the material as necessary to (v) remove personally sensitive information, (w) remove references concerning valuation, (x) comply with contractual arrangements existing on the date hereof, (y) address bona fide legal privilege or (z) comply with applicable Law.  The parties agree not to extend, directly or indirectly, any waiting period under any applicable Antitrust Law, any notification or filing procedure or enter into any agreement with a Governmental Authority to delay in any material respect or not to consummate the Merger or any of the other Transactions, except with the prior written consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed in the context of seeking such a delay.  Parent shall be entitled to control and lead all communications and strategy with any Governmental Authority regarding antitrust matters and to direct the antitrust defense of the Transactions; provided, however, that in all instances relating to such strategy and communications, Parent shall consult with the Company in advance and consider in good faith the views of the Company.

SECTION 5.05  Transfer Taxes.  All transfer, real estate transfer, documentary, stamp, recording, sales, use and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Parent or the Surviving Company and, prior to the Effective Time, the Company shall reasonably cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

SECTION 5.06  Public Announcements; Other Communications.  Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02 with respect to the Company.  The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto.  Notwithstanding the foregoing, the parties shall have no consultation or other obligation pursuant to this Section 5.06 with respect to any press release or other public statements related to any actual or contemplated litigation between or among the parties to this Agreement.  The Company will consult with Parent prior to making any substantive internal announcements or other substantive communications to its employees or other constituents with respect to this Agreement or the Transactions and will give good faith consideration to reasonable comments proposed by Parent.

SECTION 5.07  Access to Information; Confidentiality.  (a)  Subject to applicable Law, upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, waive the protection of an attorney-client privilege or other legal privilege or expose the Company to risk of liability for disclosure of sensitive or personal information.  Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege.  All requests for information made pursuant to this Section 5.07 shall be directed to the Person designated by the Company.  Until the Effective Time, the information provided will be subject to the terms of the letter agreement dated as of August 18, 2016 by and between the Company and Parent (as may in the future be amended from time to time, the “Confidentiality Agreement”).

(b)           Parent shall not be deemed to violate any of its obligations under the Confidentiality Agreement as a result of performing any of its obligations under this Agreement.

SECTION 5.08  Indemnification and Insurance.  (a)  From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the

Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law; provided that no Indemnitee shall be indemnified against any liability which by virtue of any rule of law attaches to such Indemnitee in respect of any fraud or dishonesty of which such Indemnitee may be guilty in relation to the Company, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company and any Indemnitee.  Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the memorandum of association and bye-laws of the Surviving Company and such Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents and the organizational documents of such Subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from the Effective Time, Parent shall cause the Surviving Company to advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.08 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.08) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.08(a).

(b)           None of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.08 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent.  Each of Parent, the Surviving Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)           For the six-year period commencing immediately after the Effective Time, the Surviving Company shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that, if the annual premium for such insurance shall exceed 300% of the current annual premium (such 300% threshold, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium.  The Company may in consultation with Parent, and at the request of Parent shall, prior to the Effective Time, purchase, for an aggregate amount not to exceed the aggregate Maximum Premium for six years, a six-year prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions.  If such prepaid “tail” policy has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.08(c) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d)           The provisions of this Section 5.08 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise.  The obligations of Parent and the Surviving Company under this Section 5.08 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.08 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.08 applies shall be third-party beneficiaries of this Section 5.08).

(e)           In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.08.

(f)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to or in substitution for any such claims under such policies.

SECTION 5.09  Rule 16b-2.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-2 promulgated under the Exchange Act.

SECTION 5.10  Employee Matters.  (a)  Subject to applicable Law, for a period of two (2) years following the Effective Time or such shorter period as a Company Employee remains an employee of Parent or its Affiliates following the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to provide, to each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”), an annual rate of base salary and total direct target compensation opportunity (base salary plus target annual incentive compensation plus target long-term incentive compensation) that are each no less favorable than the base salary and total direct target compensation opportunity provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time.  During the Continuation Period, Parent shall provide, or shall cause the Surviving Company to provide, the Company Employees with employee benefits that are in aggregate no less favorable than those provided to similarly situated employees of Parent or any of its Affiliates.

(b)           Without limiting the generality of Section 5.10(a), Parent shall provide to each Company Employee who is terminated by the Company or any of its Subsidiaries during the Continuation Period severance benefits at least equal to and on terms and conditions no less favorable than the severance benefits and terms and conditions as set forth on Section 5.10(b) of the Company Disclosure Schedule.

(c)           With respect to all employee benefit plans of the Surviving Company and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(2) of ERISA) (including any vacation, paid time-off and severance plans but excluding any equity or equity-based plans), for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary as of the Effective Time in accordance with past practice) shall be treated as service with the Surviving Company or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d)           Without limiting the generality of Section 5.10(a), Parent shall use commercially reasonable efforts to, or shall cause the Surviving Company to use commercially reasonable efforts to, (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Company or any of its Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively at work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time and (ii) recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e)           For the avoidance of doubt, for purposes of any Company Plan containing a definition of “change in control” or “change of control,” the occurrence of the Closing shall be deemed to constitute a “change in control” or “change of control.”

(f)           With respect to any Company Employee whose principal place of employment is outside of the United States, Parent’s obligations under this Section 5.10 shall be modified to the extent necessary to comply with any applicable Law that applies in relation to the employment or terms of employment of such Company Employee.

(g)           Parent shall, or shall cause the Surviving Company to, provide each Company Employee continuing employment following the Effective Time payments as set forth in Section 5.10(g) of the Company Disclosure Schedule.

(h)           This Section 5.10 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 5.10 or any other provision of this Agreement, express or implied:  (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Company or any of its Affiliates, or Parent or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iii) is intended to or shall confer upon any current (including any Company Employee) or former employee of the Company or any of its Subsidiaries any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

SECTION 5.11  Notification of Certain Matters; Shareholder Litigation.  Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions.  The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its directors relating to this Agreement or the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent.

SECTION 5.12  Voting Matters.  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Bermuda Companies Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving this Agreement, the Statutory Merger Agreement and the Transactions.

SECTION 5.13  Stock Exchange De-listing.  Parent and the Company shall use their respective reasonable best efforts to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 5.14  Credit Facility Matters.  If requested by Parent, the Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for, at the Closing, the termination of existing indebtedness (including of the Existing Credit Facilities) of the Company and its Subsidiaries and the procurement of customary payoff letters and other customary release documentation in connection therewith.  In the event that Parent determines in its reasonable discretion that it is necessary or desirable to obtain amendments to any of the Existing Credit Facilities on or prior to the Closing Date in order to, among other things, permit the consummation of the Transactions, then the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cooperate, and to cause its Representatives to cooperate, with Parent in connection with the arrangement and consummation of any such amendments to the Existing Credit Facilities; provided, that, (a) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries prior to the Closing Date, (b) the Company shall not be required to incur any liability under any such amendments to the

Existing Credit Facilities prior to the Closing Date unless contingent upon the occurrence of the Closing, (c) such amendments do not constitute a significant modification within the meaning of Treasury Regulations Section 1.1001-3 unless contingent upon the occurrence of the Closing and (d) the Closing shall in no event be conditioned or contingent upon any amendments to the Existing Credit Facilities.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)           Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)           Required Regulatory Approvals.  The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required by, Governmental Authorities as set forth in Schedule 6.01(b) shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods being referred to as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(c)           No Injunctions or Restraints.  No law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise prohibiting or making illegal the consummation of the Merger.

SECTION 6.02  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 3.06(b) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) set forth in Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.03(a), Section 3.03(d), Section 3.14 and Section 3.25 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clause (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)           No Material Adverse Effect.  Since the date of this Agreement there shall not have been any effect, change, circumstance, development, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d)           No Burdensome Condition.  The Required Regulatory Approvals shall have been filed or obtained or shall have occurred, as applicable, in each case, without the imposition of a Burdensome Condition.

SECTION 6.03  Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.02(a), Section 4.02(c), Section 4.09 and Section 4.10 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) set forth in this Agreement, other than those Sections specifically identified in clause (i) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with their respective obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an officer of Parent to such effect.

SECTION 6.04  Frustration of Closing Conditions.  The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if such failure was primarily caused by the failure of the Company to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if such failure was primarily caused by the failure of Parent or Merger Sub to perform in all material respects any of its obligations under this Agreement, including to use its reasonable best efforts to consummate the Transactions as required by and subject to the terms and conditions of this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.01  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval (except as otherwise expressly noted):

(a)           by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors;

(b)           by either of the Company or Parent:

(i)           if the Merger shall not have been consummated on or before July 5, 2017 (as such date may be extended pursuant to the first proviso to this Section 7.01(b)(i), the “Walk-Away Date”); provided, however, that if on such date the condition precedent to the consummation of the Merger and the other Transactions contemplated hereby set forth in Section 6.01(b) or Section 6.02(d) shall not have been satisfied but all other conditions precedent to the consummation of the Merger and the other Transactions contemplated hereby have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing are capable of being satisfied on that date), then the Walk-Away Date shall automatically be extended to October 5, 2017 without any action by any party; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach in any material respect by such party of its representations and warranties set forth in this Agreement or the failure in any material respect of such party to perform any of its obligations under this Agreement, including pursuant to Section 5.04, has been a primary cause of or resulted in the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii)           if any Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have performed in all material respects its obligations under this Agreement, including to use its reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

(iii)           if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)           by Parent:

(i)           if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement (other than Section 5.02, which is addressed in Section 7.01(c)(ii)), which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, has not been cured by the Company within thirty (30) days after the Company’s receipt of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its material representations, warranties, covenants or agreements hereunder; or

(ii)           prior to the satisfaction of the condition set forth in Section 6.01(a), if (A) the Board of Directors of the Company makes an Adverse Recommendation Change, (B) there shall have occurred any material breach of Section 5.02 by the Company, any Subsidiary of the Company or any Representative of the Company or (C) the Board of Directors of the Company has publicly proposed to do any of the foregoing; or

(d)           by the Company:

(i)           if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured prior to the Walk-Away Date, or if capable of being cured, has not been cured by Parent or Merger Sub within thirty (30) days after Parent’s receipt of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its material representations, warranties, covenants or agreements hereunder; or

(ii)           at any time prior to obtaining the Company Shareholder Approval, if the Board of Directors of the Company has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal when permitted to do so in accordance with Section 5.02(c)(iii) and, concurrently with such termination, the Company enters into such Alternative Acquisition Agreement and pays to Parent an amount equal to the Termination Fee plus Expenses in accordance with Section 7.03(a)(i)(E).

SECTION 7.02  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02, Section 7.03, Article VIII, the Confidentiality Agreement and the Parent Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any willful and material breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud.

SECTION 7.03  Termination Fee.  (a)  The Company shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds an amount equal to:

(i)           $204.9 million (the “Termination Fee”) plus Expenses, if:

(A)           this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii) (in which case payment shall be made within two (2) business days of such termination);

(B)           (1) a Takeover Proposal shall have been made or proposed to the Company, any Company Subsidiary or any of their respective Representatives, or otherwise publicly announced or made known, from and after the date of this Agreement and prior to the Company Shareholders Meeting (which Takeover Proposal has not been publicly withdrawn at least ninety (90) days prior to the Walk-Away Date), (2) prior to the Walk-Away Date, the Required Regulatory Approvals shall have been obtained (assuming the Company is in compliance with its obligations pursuant to Section 5.04), (3) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) and (4) within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of, or consummates, a Takeover Proposal (whether or not such Takeover Proposal is the same Takeover Proposal referred to in clause (1) and deeming, for purposes of this Section 7.03(a)(i)(B)(4) only, each reference in the definition of “Takeover Proposal” to “15%” to be “50%”), in which case payment shall be made within two (2) business days of the earliest of (x) the date on which the Company enters into such a Contract and (y) the date on which any such Takeover Proposal is implemented or consummated;

(C)           (1) a Takeover Proposal shall have been made or proposed to the Company, any Company Subsidiary or any of their respective Representatives, or otherwise publicly announced or made known, from and after the date of this Agreement and prior to the Company Shareholders Meeting (which Takeover Proposal has not been publicly withdrawn at least thirty (30) days prior to the Company Shareholders Meeting), (2) this Agreement is terminated by either Parent or the Company pursuant to Section

7.01(b)(iii) and (3) within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of, or consummates, a Takeover Proposal (whether or not such Takeover Proposal is the same Takeover Proposal referred to in clause (1) and deeming, for purposes of this Section 7.03(a)(i)(C)(3) only, each reference in the definition of “Takeover Proposal” to “15%” to be “50%”), in which case payment shall be made within two (2) business days of the earliest of (x) the date on which the Company enters into such a Contract and (y) the date on which any such Takeover Proposal is implemented or consummated;

(D)           (1) a Takeover Proposal shall have been made or proposed to the Company, any Company Subsidiary or any of their respective Representatives, or otherwise publicly announced or made known, from and after the date of this Agreement and prior to the Company Shareholders Meeting (which Takeover Proposal has not been publicly withdrawn at least thirty (30) days prior to the date on which a breach described in Section 7.01(c)(i) occurs), (2) this Agreement is terminated by Parent pursuant to Section 7.01(c)(i) and (3) within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of, or consummates, a Takeover Proposal (whether or not such Takeover Proposal is the same Takeover Proposal referred to in clause (1) and deeming, for purposes of this Section 7.03(a)(i)(D)(3) only, each reference in the definition of “Takeover Proposal” to “15%” to be “50%”), in which case payment shall be made within two (2) business days of the earliest of (x) the date on which the Company enters into such a Contract and (y) the date on which any such Takeover Proposal is implemented or consummated; or

(E)           this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii); and

(ii)           Expenses if:

(A)           this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(iii) (in which case payment shall be made within two (2) business days of such termination); or

(B)           this Agreement is terminated by Parent pursuant to Section 7.01(c)(i) (in which case payment shall be made within two (2) business days of such termination).

For the avoidance of doubt, in no event shall the Company be required to pay an aggregate amount in excess of the Termination Fee plus Expenses pursuant to this Section 7.03(a).

(b)            Parent shall pay, or cause to be paid, to the Company, by wire transfer of immediately available funds an amount equal to Expenses if this Agreement is terminated by the Company pursuant to Section 7.01(d) (in which case payment shall be made within two (2) business days of such termination).

(c)           Except as set forth in this Section 7.03, all expenses incurred in connection with this Agreement and the Transactions shall be paid in accordance with the provisions of Section 8.14.

(d)           Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement; accordingly, if a party (the “Breaching Party”) fails to timely pay any amount due pursuant to this Section 7.03, and, in order to obtain the payment, another party hereto commences an Action which results in a judgment against the Breaching Party for the payment set forth in this Section 7.03, the Breaching Party shall pay such other party for its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(e)           The parties acknowledge and agree that neither the Termination Fee nor the Expenses shall constitute either a penalty or liquidated damages, and the right of either party to receive, or the receipt of, the Termination Fee and/or Expenses shall not limit or otherwise affect such party’s right to specific performance as provided in Section 8.08 prior to the effective termination of this Agreement or any right (if any) a party may have pursuant to Section 7.02(a) or Section 7.02(b); provided, that the amount of any damages recovered pursuant to Section 7.02(a) or Section 7.02(b) by a party shall be reduced by the amount of any Termination Fee or Expenses previously paid to such party.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01  No Survival of Representations and Warranties.  This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II, Section 5.08 and Section 5.10 shall survive the Effective Time.  No other representations, warranties, covenants or agreements in this Agreement shall survive the Effective Time.

SECTION 8.02  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger and this Agreement by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

SECTION 8.03  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing).  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the exhibits and schedules attached hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the Parent Confidentiality Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for, if the Effective Time occurs, (i) the right of the holders of Company Shares to receive the Merger Consideration payable in accordance with Article II and (ii) the provisions set forth in Section 5.08 of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.03 without notice or liability to any other Person.  Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.07  Governing Law; Jurisdiction.  (a)  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely in that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent any provisions of this Agreement which relate to the exercise of a director’s or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the Laws of Bermuda (including those applicable to the Merger) shall be governed by and in accordance with the Laws of Bermuda.

(b)           All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the courts of the State of Delaware or the federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding.  The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the

State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.11 of this Agreement.  Without limiting the foregoing, Parent and the Merger Sub irrevocably appoint The Corporation Trust Company as their agent for service of process for purposes of any action or proceeding arising out of or relating to this Agreement.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

SECTION 8.08  Specific Enforcement.  The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement.  The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company or Parent to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the Chosen Courts, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 8.09  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY

AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10  Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

SECTION 8.11  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by the sender by  email), emailed or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Sompo Holdings, Inc.
1st Floor, 6 Devonshire Square
London EC2M 4YE
United Kingdom

Attention:	Nigel Frudd
Facsimile:	+81 3 3349 3766
Email:	nigelfrudd@sjnk.eu

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
9 Appold Street
London EC2A 2AP
United Kingdom

Attention:	Frank Miller
Facsimile:	+44 20 7655 8346
Email:	frank.miller@shearman.com

Attention:	George Karafotias
Facsimile:	+44 20 7655 5500
Email:	gkarafotias@shearman.com

and

Shearman & Sterling LLP
Fukoku Seimei Building, 5th Floor
2-2-2 Uchisaiwaicho
Chiyoda-ku, Tokyo
100-0011
Japan

Attention:	Ken Lebrun
Facsimile:	+81 3 3597 0835
Email:	klebrun@shearman.com

If to the Company, to:

Endurance Specialty Holdings Ltd.
Waterloo House
100 Pitts Bay Road
Pembroke HM08
Bermuda

Attention:	John V. Del Col
Facsimile:	441-278-0401
Email:	jdelcol@endurance.bm

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
United States

Attention:	Todd E. Freed
Facsimile:	+1 (212) 735-2000
Email:	todd.freed@skadden.com

Attention:	Jon A. Hlafter
Facsimile:	+1 (212) 735-2000
Email:	jon.hlafter@skadden.com

or such other address, facsimile number or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. Atlantic time and such day is a business day in Bermuda.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.12  Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.13  Definitions.  (a)  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Action” means legal actions, causes of action, claims, demands, controversies, disputes, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable SAP” means, with respect to any Company Reinsurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under applicable Insurance Law.

“Blue Capital Advisory Entities” means any Subsidiary of the Company that provided advisory or other services to, or has had a contractual advisory relationship with, the Blue Capital Entities at any time on or after January 1, 2015.

“Blue Capital Entities” means Blue Capital Reinsurance Holdings Ltd., Blue Capital Global Reinsurance Fund Limited and Blue Capital Global Reinsurance SA-1.

“Burdensome Condition” means any condition, limitation, restriction or requirement that if implemented or effected, would, or would reasonably be expected to have (i) as to any Required Regulatory Approval (other than the approval of the JFSA), a Material Adverse Effect without regard to clause (b) of the definition thereof and (ii) as to approval of the JFSA, has a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, Tokyo or Bermuda are authorized or required by Law to be closed.

“Company Bye-Laws” means the Company’s Amended and Restated Bye-Laws, as amended to the date of this Agreement.

“Company Charter” means the Company’s Memorandum of Association, as amended to the date of this Agreement.

“Company Intervening Event” means a material event or circumstance that was not known to the Board of Directors of the Company on the date of this Agreement (or if known, the consequences of which were not known to the Board of Directors of the Company as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of the Company prior to the Company Shareholder Approval; provided, however, that in no event shall any Takeover Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal constitute a Company Intervening Event.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Organizational Documents” means the Company Charter and the Company Bye-Laws.

“Company Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering current or former directors, officers or employees of the Company or any of its Subsidiaries that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, other than any such employee pension benefit plan required by applicable Law.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former directors, officers or employees of the Company or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) a Company Pension Plan, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement between such person and the Company or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance, retention or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to, other than, in each case, any such plan, program, policy, agreement or other arrangement required by applicable Law or that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

“Company Share Plans” means the 2007 Equity Incentive Plan, as amended, and the ESPP.

“Covered Proposal” means a Takeover Proposal, substituting “50%” for each occurrence of “15%” in the definition of “Takeover Proposal.”

“Dissenting Shares” means Company Shares or Company Preferred Shares held by a holder of Company Shares or Company Preferred Shares, as applicable, who did not vote in favor of the Merger and who complies with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares or Company Preferred Shares to require appraisal of their Company Shares or Company Preferred Shares, as applicable, pursuant the Bermuda Companies Act.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third-party right or encumbrance of any kind or nature.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Credit Facilities” means the (i) Credit Agreement, dated as of March 23, 2016, among the Company, as borrower, the designated subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, (ii) Letter of Credit Reimbursement Agreement, dated as of December 9, 2014, among Endurance Specialty Insurance Ltd., Endurance Assurance Corporation, Endurance Worldwide Insurance Limited, Bank of Montreal and ING Bank N.V., London Branch as lenders, Bank of Montreal as issuing bank and administrative agent thereunder and (iii) Letter of Credit Reimbursement Agreement, dated as of January 17, 2014, by Endurance Specialty Insurance Ltd., Endurance Specialty Insurance Ltd., Singapore Branch, Endurance Worldwide Insurance Limited, and each other affiliate of Endurance Specialty Insurance Ltd. from time to time a party thereto, and Endurance Specialty Insurance Ltd., as guarantor, in favor of Australia and New Zealand Banking Group Limited.

“ESPP” means the Endurance Specialty Holdings Ltd. 2015 Employee Share Purchase Plan.

“Expenses” means the lesser of (i) all reasonable and documented out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants of the reimbursed party) incurred by the reimbursed party or on its behalf in connection with or related to the evaluation, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Merger, the solicitation of shareholder approvals, the filing of any required notices under the HSR Act or other Antitrust Laws or Insurance Laws, any filing with, and obtaining of any necessary action or non-action, consent or approval from, any Governmental Authority, engaging the services of the Paying Agent, obtaining third party consents, any other filings with the SEC and all other matters in connection with the Merger and the other Transactions and (ii) $15.8 million.

“FCA” means the United Kingdom Financial Conduct Authority.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Insurance Law” means all Laws applicable to the business of insurance or the regulation of insurance companies, whether federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under Insurance Laws.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to:  any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application and patent right; any trademark, servicemark, trade name, business name and brand name, including any and all goodwill associated therewith; any copyright and database rights; any internet domain name; and any trade secret, know-how and other information of a proprietary nature.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Parent Disclosure Schedule.

“Liens” means any pledges, liens, claims, options, charges, mortgages, Encumbrances or security interests of any kind or nature.

“Lloyd’s” means the Council and Society of Lloyd’s incorporated under the Lloyd’s Act 1871 to 1982 of England and Wales.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (a) has a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) would prevent or materially delay the consummation of the Merger and the other Transactions or prevent or materially impair or materially delay the ability of the Company to perform its obligations hereunder; provided, however, that, for purposes of clause (a) only, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur:  to the extent any effect, change, event or occurrence that results from (i) changes or conditions generally affecting the property catastrophe, specialty and individual risk insurance and/or reinsurance industries and/or reinsurance-linked securities management industry in the geographic regions in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage reinsurance risk, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (iii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism (including cyber-terrorism) or man-made disaster, or any escalation or worsening of any such hostilities, acts of war (whether or not declared), sabotage, terrorism or man-made disaster, (v) any volcano, tsunami, pandemic, hurricane, tornado, windstorm, flood, earthquake or other natural disaster, (vi) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, customers, brokers, agents, financing sources, business partners, regulators or reinsurance providers, and including any lawsuit, action or other proceeding with respect to the Transactions, (vii) any change or announcement of a potential change, in and of itself, in the Company’s or any of its Subsidiaries’ credit, financial strength or claims paying ratings or the ratings of any of the Company’s or its Subsidiaries’ businesses, (viii) any change, in and of itself, in the market price, credit ratings or trading volume of the Company’s or any of its Subsidiaries’ securities (ix) any change in applicable Law, regulation, GAAP (or authoritative interpretation thereof) or in Applicable SAP, including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board or (x) the departure of the United Kingdom or England from the European Union and any resultant effects thereof (it being understood that the exceptions in clauses (iii), (vii) and (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (ix) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (i), (ii), (iv), (v) or (ix) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly-sized participants engaged primarily in the property catastrophe, specialty and individual risk insurance and reinsurance industry and reinsurance-linked securities management industry operating in the geographic regions in which the Company and its Subsidiaries operate or underwrite insurance or reinsurance or manage reinsurance risk (in which case the disproportionate effect or effects may be taken into account in determining whether or not a Material Adverse Effect has occurred).

“NYSE” means the New York Stock Exchange.

“Parent Confidentiality Agreement” means the letter agreement dated as of September 6, 2016, by and between the Company and Parent, as may in the future be amended from time to time.

“Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (a) has a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or (b) would prevent or materially delay the consummation of the Merger and the other Transactions or prevent or materially impair or materially delay the ability of Parent to perform its obligations hereunder.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land-use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP and Applicable SAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, of the applicable Person or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (iv) Liens granted in the ordinary course of the insurance or reinsurance business of the applicable Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (A) in connection with (1) pledges of such instruments or investments to collateralize letters of credit delivered by the applicable Person or its Subsidiaries, (2) the creation of trust funds for the benefit of ceding companies, (3) underwriting activities of the applicable Person or its Subsidiaries, (4) deposit liabilities, (5) statutory deposits and (6) ordinary-course securities lending and short-sale transactions and (B) with respect to investment securities held in the name of a nominee, custodian or other record owner, (v) pledges or deposits by the applicable Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records, (vii) licenses granted to third parties in the ordinary course of business by the applicable Person or its Subsidiaries, (viii) in the case of the Company and its Subsidiaries, Liens created by or through the actions of Parent or any of its Affiliates, (ix) Liens discharged at or prior to the Effective Time, (x) transfer restrictions imposed by Law and (xi) such other Liens, Encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, Encumbrance or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“PRA” means the United Kingdom Prudential Regulation Authority.

“Prohibited Person” means any Person, or any Person owned or controlled by such first Person, that is listed on lists maintained and published by the United States Department of the Treasury, including the Specially Designated Nationals list, Her Majesty’s Treasury and the UK Office of Financial Sanctions Implementation, including the Consolidated List of Targets, the European Union and the United Nations.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Subsidiaries, controlled Affiliates and other representatives.

“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company, Parent and Merger Sub as provided by the terms hereof.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” means a bona fide written Covered Proposal that did not result from a breach of Section 5.02, which the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel), and taking into account all legal, regulatory, financial (including the value of the consideration mix), financing and other aspects of the Covered Proposal deemed relevant by the Board of Directors of the Company (including payment of any termination fee) (i) is on terms and conditions more favorable from a financial point of view, to the shareholders of the Company than those contemplated by this Agreement, (ii) the conditions to the consummation of which are all reasonably capable of being satisfied and (iii) for which financing, to the extent required, is then fully committed.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) sale, lease, exchange, transfer, reinsurance transaction or other disposition of 15% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (ii) sale of shares or other securities representing 15% or more of the share capital of the Company, including by way of a tender offer or exchange offer or (iii) merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person (or the shareholders of any Person) would acquire, directly or indirectly, 15% or more of the aggregate voting power of the Company (without taking into account the voting cutback provisions of bye-law 63 of the Company Bye-Laws) or the surviving entity in a transaction involving the Company or the resulting direct or indirect parent of the Company or such surviving entity in any such transaction, in each case, other than the Transactions.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.

(b)           The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in Section 8.13(a)	Section
Adverse Recommendation Change	Section 5.02(b)(iv)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.02(b)(v)
Appraisal Withdrawal	Section 2.04(b)
Appraised Fair Value	Section 2.04(a)
Bankruptcy and Equity Exception	Section 3.03(a)
BCRH	Article III
Bermuda Companies Act	Section 1.01
Blue Capital Advisory Contracts	Section 3.21
Blue Capital Securities	Section 3.02(e)
Book-Entry Share	Section 2.01(c)
Breaching Party	Section 7.03(d)
Capitalization Date	Section 3.02(a)
Certificate	Section 2.01(c)
Certificate of Designations	Section 2.01(d)
Certificate of Merger	Section 1.02
Chosen Courts	Section 8.07(b)
Claim	Section 5.08(b)
Closing	Section 1.06
Closing Date	Section 1.06
Code	Section 2.02(g)
Company	Preamble
Company Board Recommendation	Section 3.03(b)
Company Disclosure Schedule	Article III
Company Employee	Section 5.10(a)
Company Filed SEC Documents	Article III
Company Insurance Approvals	Section 3.04
Company Preferred Shares	Section 2.01(d)
Company Reinsurance Contracts	Section 3.20
Company Reinsurance Subsidiary	Section 3.17(a)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(b)
Company Shareholder Approval	Section 3.03(d)
Company Shareholders Meeting	Section 5.03(b)
Company Shares	Section 2.01
Company Statutory Statements	Section 3.18(a)
Confidentiality Agreement	Section 5.07(a)
Continuation Period	Section 5.10(a)

Terms Not Defined in Section 8.13(a)	Section
Contract	Section 3.03(c)
Effective Time	Section 1.02
ERISA Affiliate	Section 3.10(c)
Exchange Act	Section 3.02(c)
Exchange Fund	Section 2.02(a)
Existing Confidentiality Agreement	Section 5.02(a)
FCPA	Section 3.08(c)
Indebtedness	Section 5.01(a)(ii)
Indemnitee	Section 5.08(a)
Indemnitees	Section 5.08(a)
Investment Assets	Section 3.12(a)
Investment Policies	Section 3.12(a)
JFSA	Section 4.03(g)
Laws	Section 3.08
Material Contract	Section 3.16(a)
Maximum Premium	Section 5.08(c)
Merger	Recitals
Merger Application	Section 1.02
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Shares	Section 2.01
Morgan Stanley	Section 3.24
Notice of Superior Proposal	Section 5.02(c)(iii)
Option	Section 2.03(a)
Option Consideration	Section 2.03(a)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Insurance Approvals	Section 4.03
Paying Agent	Section 2.02(a)
Performance-Based Restricted Shares	Section 2.03(b)
Permits	Section 3.08
Proxy Statement	Section 5.03(a)
Registrar	Section 1.02
Related Party Transactions	Section 3.26
Required Regulatory Approvals	Section 6.01(b)
Restraints	Section 6.01(c)
Restricted Share	Section 2.03(b)
RSU	Section 2.03(c)
RSU Consideration	Section 2.03(c)
Sanctions Laws	Section 3.08(d)
Sarbanes-Oxley Act	Section 3.05(d)
SEC	Section 3.04
Securities Act	Section 3.02(d)
Surviving Company	Section 1.01
Surviving Company Shares	Section 2.01(a)
Takeover Law	Section 3.14
Tax	Section 3.09(r)
Tax Returns	Section 3.09(r)
Termination Fee	Section 7.03(a)(i)

Terms Not Defined in Section 8.13(a)	Section
Time-Based Restricted Shares	Section 2.03(b)
Transaction Committee	Recitals
Transfer Taxes	Section 5.05
UK Bribery Act	Section 3.08
Voting Agreement	Recitals
Walk-Away Date	Section 7.01(b)(i)

SECTION 8.14  Fees and Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise explicitly set forth in this Agreement.

SECTION 8.15  Interpretation.  (a)  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms “or,” “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The phrase “ordinary course of business” shall be construed to be followed by the phrase “consistent with past practice” regardless of whether such phrase is expressed.  The phrase “provided or made available” with respect to the Company or any of its Subsidiaries shall be construed to mean posted and accessible to Parent in the “Project Maru” datasite operated by IntraLinks, Inc., and which has been posted to such datasite prior to the execution and delivery of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein, provided that with respect to agreements and instruments, any such amendment, modification or supplement made after the date of this Agreement shall be made in accordance with Section 5.01(a).  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.  Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(The remainder of the page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John R. Charman
Name: John R. Charman
Title: Chairman & CEO

SOMPO HOLDINGS, INC.

By:	/s/ Kengo Sakurda
Name: Kengo Sakurada
Title: President & CEO

VOLCANO INTERNATIONAL LIMITED

By:	/s/ Nigel Frudd
Name: Nigel Frudd
Title: Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Dated [●], 201[●]

ENDURANCE SPECIALTY HOLDINGS LTD.

and

VOLCANO INTERNATIONAL LIMITED

and

SOMPO HOLDINGS, INC.

STATUTORY MERGER
AGREEMENT

THIS MERGER AGREEMENT dated [●] is made

BETWEEN:

(1)	ENDURANCE SPECIALTY HOLDINGS LTD., a company registered in Bermuda under number [●] as an exempted company having its registered office at [●] (the “Company”);

(2)	VOLCANO INTERNATIONAL LIMITED, a company registered in Bermuda under number [●] as an exempted company having its registered office at [●] (“Merger Sub”); and

(3)	SOMPO HOLDINGS, INC., a company registered in [●] under number [●] having its registered office at [●] (“Parent”).

WHEREAS:

(1)	Merger Sub is an indirect, wholly owned subsidiary of Parent.

(2)
The Company and Merger Sub have agreed to merge pursuant to Section 104H of the Companies Act (as defined below) and the Company will survive as a Bermuda exempted company on the terms hereinafter appearing.

(3)	This Agreement is the “Statutory Merger Agreement” as referred to in the Agreement and Plan of Merger (as defined below).

(4)	Pursuant to the terms of the Agreement and Plan of Merger, the shareholders of the Company have approved the Merger and this Agreement.

(5)	Pursuant to the terms of the Agreement and Plan of Merger, Parent, as the sole shareholder of Merger Sub, has approved the Merger and this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Agreement and Plan of Merger” means the agreement and plan of merger dated as of October 5, 2016 and made among the Company (1), Merger Sub (2) and Parent (3) relating to, inter alia, the Merger;

“Companies Act” means the Companies Act 1981 (as amended) of Bermuda;

“Excluded Shares” means all Company Shares that are owned by the Company as treasury shares immediately prior to the Effective Time; and

“Merger Conditions” means the conditions to the Closing set out in Article VI in the Agreement and Plan of Merger.

1.2	All capitalized terms used but not otherwise defined in this Statutory Merger Agreement have the respective meanings ascribed to such terms in the Agreement and Plan of Merger.

2.	Effectiveness of the Merger

2.1
The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company with the Company surviving such Merger and continuing as the surviving Bermuda exempted company and Merger Sub shall cease to exist and shall be struck off the Register of Companies in Bermuda.

2.2	The Merger shall be conditional on:

2.2.1	the satisfaction (or, if capable of waiver, waiver in accordance with the terms of the Agreement and Plan of Merger) on or before the Walk-Away Date of each of the Merger Conditions; and

2.2.2	the issuance of the certificate of merger by the Registrar of Companies.

2.3	The Merger shall become effective at the time and date shown on the Certificate of Merger issued by the Registrar of Companies in Bermuda.

3.	Name

The Surviving Company shall be named [●].

4.	Memorandum of Association

The memorandum of association of the Surviving Company shall be in the form of the memorandum of association of Merger Sub immediately prior to the Effective Time.

5.	Bye-laws

The bye-laws of the Surviving Company shall be in the form of the bye-laws of Merger Sub immediately prior to the Effective Time.

6.	Directors

6.1	The names and addresses of the persons proposed to be the inaugural directors of the Surviving Company, being the directors of Merger Sub immediately prior to the Effective Time, are as follows:

[To be inserted prior to execution]

[To be inserted prior to execution]

[To be inserted prior to execution]

[etc]

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6.2
Those individuals identified above shall hold office as directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, in accordance with the Companies Act and the bye-laws of the Surviving Company.

6.3
The management and supervision of the business and affairs of the Surviving Company shall be under the control of the directors of the Surviving Company from time to time subject to the provisions of the Companies Act and the bye-laws of the Surviving Company.

7.	Effect of Merger on Share Capital of Merger Sub

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any share capital of Merger Sub or the Company, each issued and outstanding Merger Sub Share shall be converted into and become one duly authorized, validly issued, fully paid and non-assessable Surviving Company Share.

8.	Effect of Merger on Share Capital of the Company

8.1	At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any share capital of Merger Sub or the Company:

8.1.1
each Company Share that is owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be converted into and become one duly authorized, validly issued, fully paid and non-assessable Surviving Company Share;

8.1.2	each Excluded Share shall be canceled automatically and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor; and

8.1.3
subject to clause 8.2, each other Company Share that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into and shall thereafter represent the right to receive the Merger Consideration on the terms and subject to the conditions of the Agreement and Plan of Merger, and all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented thereby to be paid in consideration therefor in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger and, in each case, without interest.

8.2
Each Company Preferred Share that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a preferred share of the Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the Certificate of Designations applicable to the Company Preferred Shares, which

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Certificate of Designations shall remain at and following the Effective Time in full force and effect as an obligation of the Surviving Company in accordance with Section 109(2) of the Bermuda Companies Act.

8.3
At the Effective Time, each Dissenting Share shall be canceled and, unless otherwise required by applicable law, converted into the right to receive, with respect to Company Shares, the Merger Consideration, or, with respect to Company Preferred Shares, the preferred shares of the Surviving Company as described in Section 8.2  and any holder of Dissenting Shares shall, in the event that the Appraised Fair Value is greater than, with respect to Company Shares, the Merger Consideration, or, with respect to Company Preferred Shares, the value of their preferred shares of the Surviving Company as described in Section 8.2, be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined by the Supreme Court of Bermuda (the “Court”) under Section 106(6) of the Companies Act pursuant to such appraisal procedure.  In the event of an Appraisal Withdrawal with regards to a holder of Dissenting Shares, such holder’s Dissenting Shares shall be canceled and converted as of the Effective Time into the right to receive, with respect to Company Shares, the Merger Consideration, or, with respect to Company Preferred Shares, the preferred shares of the Surviving Company as described in Section 8.2, for each such Dissenting Share.

9.	Miscellaneous

9.1	Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

9.2
This Agreement and the documents referred to in this Agreement constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

9.3	Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

9.4
Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.  No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law shall constitute a waiver of such right or remedy or prevent any future exercise in whole or in part thereof.  No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

9.5	Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by law.

9.6
This Agreement shall terminate upon the earliest to occur of:  (i) agreement in writing between Parent, Merger Sub and the Company at any time prior to the Effective Time; and (ii) automatically upon termination of the Agreement and Plan of Merger

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in accordance with its terms.  Without prejudice to any liability of any party in respect of any antecedent breach hereof or any accrued rights of any party hereto or the provisions of the Agreement and Plan of Merger, if this Agreement is terminated pursuant to this clause 9.6, there shall be no other liability between Parent or Merger Sub, on the one hand, and the Company, on the other hand, pursuant hereto.

9.7
This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart.  Such counterpart executions may be transmitted to the parties by facsimile or electronic transmission, which shall have the full force and effect of an original signature.

9.8
The provisions of this Agreement shall not be deemed to modify, add to or amend the provisions of the Agreement and Plan of Merger.  In the event of any conflict or inconsistency between the terms of this Agreement and the Agreement and Plan of Merger, the Agreement and Plan of Merger shall prevail.

9.9
Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties.  Any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

10.	Notices

All notices, requests and other communications to any party given under this Agreement shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by sender by email), emailed or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Sompo Holdings, Inc.
1st Floor, 6 Devonshire Square
London EC2M 4YE
United Kingdom

Attention:	Nigel Frudd
Facsimile:	+81 3 3349 3766
Email:	nigelfrudd@sjnk.eu

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with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
9 Appold Street
London EC2A 2AP
United Kingdom

Attention:	Frank Miller
Facsimile:	+44 20 7655 8346
Email:	frank.miller@shearman.com

Attention:	George Karafotias
Facsimile:	+44 20 7655 5500
Email:	gkarafotias@shearman.com

and

Shearman & Sterling LLP
Fukoku Seimei Building, 5th Floor
2-2-2 Uchisaiwaicho
Chiyoda-ku, Tokyo
100-0011
Japan

Attention:	Ken Lebrun
Facsimile:	+81 3 3597 0835
Email:	klebrun@shearman.com

If to the Company, to:

Endurance Specialty Holdings Ltd.
Waterloo House
100 Pitts Bay Road
Pembroke HM08
Bermuda

Attention:	John V. Del Col
Facsimile:	441-278-0401
Email:	jdelcol@endurance.bm

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with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
United States

Attention:	Todd E. Freed
Facsimile:	+1 (212) 735-2000
Email:	todd.freed@skadden.com

Attention:	Jon A. Hlafter
Facsimile:	+1 (212) 735-2000
Email:	jon.hlafter@skadden.com

or such other address, facsimile number or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. Atlantic time and such day is a business day in Bermuda.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

11.	Governing law

This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

The parties to this Agreement hereby irrevocably agree that the Court shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the Court on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of SOMPO HOLDINGS, INC.	SIGNED for and on behalf of VOLCANO INTERNATIONAL LIMITED

By:	By:
Name:	Name:
Title:	Title:

SIGNED for and on behalf of ENDURANCE SPECIALTY HOLDINGS LTD.

By:
Name:
Title:

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Schedule 6.01(b)

Required Regulatory Approvals

1.
Written confirmation from the Bermuda Monetary Authority (the “BMA”) that it has no objection to, or acknowledged, the occurrence of the following to the extent they would occur on or as a result of the Closing:

(a)
pursuant to Section 30E of the Insurance Act 1978 of Bermuda, as amended (the “Bermuda Insurance Act”), a change in “shareholder controller” of any of the Subsidiaries (together with the Company, the “Company’s Group”) registered under the Bermuda Insurance Act;

(b)	pursuant to Section 30J of the Insurance Act, a change in the shareholder controllers, directors or other officers of the members of the Company’s Group registered under the Bermuda Insurance Act;

(c)
pursuant to Section 30JB of the Insurance Act, a “material change” (as defined in Section 30JA of the Bermuda Insurance Act) in relation to any member of the Company’s Group registered under the Bermuda Insurance Act;

(d)
pursuant to Sections 28 and 43 of the Investment Business Act 2003 of Bermuda, as amended, a change in the “majority shareholder controller” of any member of the Company’s Group which is an investment provider licensed under the Investment Business Act 2003 of Bermuda, as amended; and

(e)	pursuant to the Exchange Control Act 1972 of Bermuda, as amended, to the change in beneficial ownership of the Company Group.

2.
The UK Prudential Regulation Authority (“PRA”) or any successor regulatory body, in respect of Merger Sub and any other Person who would, at the Closing, become a controller (as defined in Section 422 of the Financial Services and Markets Act 2000 as amended from time to time (“FSMA”)):

(a)	giving notice under Section 189(4) or Section 189(7) of FSMA that the PRA has determined to approve the acquisition of the control of EAL and Endurance Worldwide Insurance Limited (“EWIL”); or

(b)	being treated by virtue of Section 189(6) of FSMA as having approved the acquisition of control of EAL and EWIL.

3.
The UK Financial Conduct Authority (“FCA”) or any successor regulatory body, in respect of Merger Sub and any other Person who would, at the Closing, become a controller (as defined in Section 422 of FSMA):

(a)	giving notice under Section 189(4) or Section 189(7) of FSMA that the FCA has determined to approve the acquisition of the control of Endurance Global Weather Risk Advisors Limited (“EGWA”); or

(b)	being treated by virtue of Section 189(6) of FSMA as having approved the acquisition of control of EGWA.

4.
Lloyd’s granting approval to any persons (as defined in Lloyd’s Definitions Byelaw) who would, on the Closing, become a controller (as defined in FSMA) of each of EAL and ECCL, for the acquisition of control over EAL and ECCL, in accordance with all applicable Lloyd’s acts, byelaws and underwriting requirements.

5.
Approval of Application for Approval of Acquisition of Endurance Assurance Corporation, Endurance American Insurance Company,  Endurance American Specialty Insurance Company and Endurance Risk Solutions Assurance Co. (Form A) with the Delaware Department of Insurance.

6.
Approval of Pre-Acquisition Notification Regarding Competitive Impact following the proposed acquisition of Endurance Assurance Corporation, Endurance American Insurance Company,  Endurance American Specialty Insurance Company and Endurance Risk Solutions Assurance Co. (Form E) with the Delaware Department of Insurance.

7.	Approval of Application for Approval of Acquisition of American Agri-Business Insurance Company (Form A) with the Texas Department of Insurance.

8.
Approval of or Non-Objection to Biographical Form and Certification of License Qualification Following a Change of Control Form (Form FIN531) for ARMtech Insurance Services, Inc. with the Texas Department of Insurance.

9.	Approval of Application for Approval of Acquisition of Endurance Risk Solutions Assurance Co. (Form A) with the California Department of Insurance.

10.
Non-Objection to Exemption to Pre-Acquisition Notification Regarding Competitive Impact following the proposed acquisition of American Agri-Business Insurance Company, Endurance Assurance Corporation, Endurance American Insurance Company,  Endurance American Specialty Insurance Company and Endurance Risk Solutions Assurance Co. (Form E) with the Missouri Department of Insurance.

11.
In connection with the Merger or its implementation, any relevant approvals of, filings with and/or notification to, the Monetary Authority of Singapore (“MAS”) that may be required under the authorization (as an authorized reinsurer) granted by the MAS to the Parent and/or the license (as a general reinsurer) granted by the MAS to Endurance Specialty Insurance Ltd., Singapore Branch.

12.	Approval of the Japan Financial Services Agency under Insurance Business Act, Article 106, Paragraph 7.

13.	Notification to the Japan Financial Services Agency under the Insurance Business Act:

(a)	Article 127, Paragraph 1, Item 2;

(b)	Article 127, Paragraph 1, Item 8; and

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(c)	Article 271-32, Paragraph 2.

14.	Approval under the Act Concerning the Prohibition of Private Monopoly and Maintenance of Fair Trade, as amended from the Japanese Fair Trade Commission.

15.
Approval under the Council Regulation (EC) No. 139/2004 of 20 January 2004 on the Control of Concentrations Between Undertakings from the European Commission (and/or the applicable Governmental Authority of any member state of the European Union to which the European Commission refers jurisdiction).

16.	Expiration of the applicable waiting periods, together with any extensions thereof, under the U.S. Hart-Scott-Rodino Antitrust Improvement Act of 1976.

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